Exhibit 2

AGREEMENT AND PLAN OF
MERGER AND REORGANIZATION

BY AND AMONG

UNION BANK OF CALIFORNIA, N.A.
UNIONBANCAL CORPORATION

AND

BUSINESS BANK OF CALIFORNIA
BUSINESS BANCORP

DATED AS OF

SEPTEMBER 25, 2003

TABLE OF CONTENTS

ARTICLE I	THE MERGERS AND RELATED MATTERS

1.1	Bank Merger; Surviving Entity

1.2	The Company Entities Merger and the Stock Purchase and Assumption

1.3	Filing of Merger Agreements

1.4	Conversion of Company and Company Bank Common Stock; Cash/ Stock Election

1.5	Closing

1.6	Reservation of Right to Revise Transaction

1.7	Additional Actions

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF PARENT BANK AND PARENT

2.1	Organization

2.2	Authorization

2.3	Conflicts

2.4	Capitalization

2.5	Parent Bank and Parent Filings and Reports; Material Changes

2.6	Compliance with Laws

2.7	Registration Statement; Proxy Statement

2.8	Litigation

2.9	Governmental Approvals and Other Conditions

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

3.1	Organization

3.2	Authorization

3.3	Conflicts

3.4	Anti-takeover Provisions Inapplicable.

3.5	Capitalization and Stockholders

3.6	Company Entities Financial Statements; Off Balance Sheet Disclosure; Material Changes

3.7	Company Subsidiaries

3.8	Company Entities Reports

i

3.9	Compliance With Laws

3.10	Registration Statement; Proxy Statement

3.11	Litigation

3.12	Licenses

3.13	Taxes

3.14	Insurance

3.15	Loans; Investments

3.16	Allowance for Loan Losses

3.17	Company Entities Benefit Plans

3.18	Compliance with Environmental Laws.

3.19	Contracts and Commitments

3.20	Defaults

3.21	Operations Since June 30, 2003

3.22	Corporate Records

3.23	Undisclosed Liabilities

3.24	Assets

3.25	Indemnification

3.26	Insider Interests

3.27	Registration Obligations

3.28	Brokers and Finders

3.29	Fairness Opinion

3.30	Governmental Approvals and Other Conditions

ARTICLE IV	COVENANTS OF COMPANY ENTITIES

4.1	Business in Ordinary Course

4.2	Conforming Accounting and Reserve Policies; Restructuring Matters

4.3	Certain Actions

ARTICLE V	ADDITIONAL AGREEMENTS

5.1	Inspection of Records; Confidentiality

5.2	Registration Statement; Shareholder Approval

5.3	Agreements of Directors and Other Affiliates

5.4	Expenses

5.5	Cooperation

5.6	Regulatory Applications

5.7	Financial Statements and Reports

5.8	Notice

5.9	Press Release

5.10	Delivery of Supplements to Disclosure Schedules

5.11	Litigation Matters

5.12	Written Agreements with Employees; Benefits and Related Matters

5.13	Confidentiality; Non-Solicitation; Noncompetition

5.14	Indemnification and Insurance

5.15	Environmental Matters.

5.16	Intellectual Property

5.17	NYSE Listing

5.18	Taxes

5.19	Company Entities Merger and Stock Purchase and Assumption

ARTICLE VI	CONDITIONS

6.1	Conditions to the Obligations of Parent Bank and Parent

6.2	Conditions to the Obligations of Company Entities

6.3	Conditions to the Obligations of the Parties

ARTICLE VII	TERMINATION; AMENDMENT; WAIVER

7.1	Termination

7.2	Liabilities and Remedies; Liquidated Damages

7.3	Amendment

7.4	Waiver

ARTICLE VIII	GENERAL PROVISIONS

8.1	Survival

8.2	Notices

8.3	Applicable Law

8.4	Headings, Etc

8.5	Waiver of Right to Jury Trial

8.6	Severability

8.7	Entire Agreement; Binding Effect; Non-Assignment; Counterparts

8.8	Knowledge

8.9	Permitted Disclosure Regarding Tax Matters

8.10	Attorney’s Fees

8.11	Third-Parties

Exhibit A	Form of Companies Entities Merger Agreement
Exhibit B	Form of Bank Merger Agreement
Exhibit C	Form of Affiliate Letter
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Confidentiality and Non-Solicitation Agreement
Exhibit F	Form of Noncompetition Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of September 25, 2003, is by and among Business Bank of California, a California state-chartered bank (“Company Bank”), Business Bancorp, a California corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended (“Company”) (collectively Company Bank and Company shall be referred to as “Company Entities”), Union Bank of California, N.A., a national banking association (“Parent Bank”), and UnionBanCal Corporation, a California corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the sole shareholder of Parent Bank (“Parent”).

RECITALS

A.                                   The parties wish to provide for the terms and conditions of the following series of transactions and business combinations, which, in the aggregate shall constitute an integrated plan of acquisition of all of the Company’s assets and liabilities.  As part of the plan, immediately prior to the Company Entities Merger (as defined below) and the Bank Merger (as defined below), Parent will purchase, and Company will sell to Parent, all of the common securities of Business Capital Trust I and MCB Statutory Trust I (the “Company Trust Subsidiaries”) held by Company, and Parent will assume all of the obligations under the Company Trust Debentures and Guarantees, as defined in Section  1.2(b) (the “Stock Purchase and Assumption”).  Immediately after the Stock Purchase and Assumption, Company will merge with and into Company Bank with Company Bank as the surviving entity (the “Company Entities Merger”) and immediately after the Company Entities Merger,  Company Bank will merge with and into Parent Bank with Parent Bank as the surviving entity (the “Bank Merger”).

B.                                     For federal income tax purposes, it is intended that these proposed transactions, individually and collectively, shall be an integrated transaction and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”), and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

C.                                     The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and Assumption, the Bank Merger and the Company Entities Merger and also to prescribe various conditions to the Stock Purchase and Assumption, the Bank Merger and the Company Entities Merger.

D.                                    The respective Boards of Directors of the parties hereto have each approved this Agreement, the Stock Purchase and Assumption, the Bank Merger and the Company Entities Merger and have determined that this Agreement, the Bank Merger, the Company Entities Merger and the Stock Purchase and Assumption are advisable.

AGREEMENT

Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I
THE MERGERS AND RELATED MATTERS

1.1  Bank Merger; Surviving Entity.

(a)  The Bank Merger.  Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the National Bank Act and the rules and regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”) and, to the extent applicable, the California Department of Financial Institutions (the “DFI”), the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Japan Financial Services Agency (the “FSA”), at the Effective Time (as defined in Section 1.3(b) hereof), Company Bank shall be merged with and into Parent Bank pursuant to the terms and conditions set forth herein.

(b)  Surviving Entity.  Upon the consummation of the Bank Merger, the separate corporate existence of Company Bank shall cease and Parent Bank shall continue as the surviving entity under the laws of the United States.  The name of Parent Bank as the surviving entity of the Bank Merger shall remain “Union Bank of California, N.A.”  From and after the Effective Time, Parent Bank, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Parent Bank and Company Bank, all as more fully described in the National Bank Act.

(c)  Articles of Association and Bylaws of the Surviving Corporation.  The Articles of Association and Bylaws of Parent Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Association and Bylaws of Parent Bank, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(d)  Directors and Officers of the Surviving Corporation.  The directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of Parent Bank, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(e)  Principal Office.  The location of the principal office of Parent Bank, as the surviving corporation of the Bank Merger, shall be 400 California Street, San Francisco, California 94104.

1.2  The Company Entities Merger and the Stock Purchase and Assumption

(a)  The Company Entities Merger.

(i)                                     Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law (“CGCL”), immediately prior to the Effective Time, Company shall merge into Company Bank with Company Bank as the surviving entity.  Upon consummation of the Company Entities Merger, the separate corporate existence of Company shall terminate.  The Articles of Incorporation and Bylaws of Company Bank, as in effect immediately prior to the Company Entities Merger Effective Time (as defined in Section 1.3(a) hereof), shall be the Articles of Incorporation and Bylaws of Company Bank, as the surviving entity in the Company Entities Merger, until either is thereafter amended in accordance with applicable law.  The officers and directors of Company Bank immediately prior to the Company Entities Merger Effective Time shall be the officers and directors of Company Bank, as the surviving entity of the Company Entities Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(ii)                                  In connection with the Company Entities Merger, each share of common stock of Company (“Company Common Stock”) (together with the associated Company Right (as defined in Section 3.4(b)) outstanding immediately prior to the Company Entities Merger Effective Time shall be converted into one share of common stock of Company Bank (“Company Bank Common Stock”) and all the shares of common stock of Company Bank outstanding immediately prior to the Company Entities Merger Effective Time shall be canceled without consideration. As a result of the Company Entities Merger, immediately upon the Company Entities Merger Effective Time, the shareholders of Company immediately before the Company Entities Merger Effective Time shall become the shareholders of Company Bank immediately, and each share of Company Common Stock shall, without any action on the part of holders of Company Common Stock, represent one share of Company Bank Common Stock.

(b)  The Stock Purchase and Assumption

(i)                                     Subject to the terms and conditions of this Agreement, and immediately prior to the Company Entities Merger, Parent and Company shall consummate the Stock Purchase and Assumption (the “Stock Purchase and Assumption Effective Time”).  At the Stock Purchase and Assumption Effective Time, Company shall:

(A)  sell, transfer, convey and deliver to Parent all of Company’s right, title and interest to all of the common securities of the Company Trust Subsidiaries (the “Trust Common Securities”) free and clear of any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise; and

(B)  deliver to Parent certificate(s) evidencing the Trust Common Securities duly endorsed in blank or accompanied by duly executed stock powers.

(ii)                                  At the Stock Purchase and Assumption Effective Time,

(A)  Parent shall assume all of the Company’s rights, obligations and covenants under the Business Bancorp and MCB Financial Corporation debentures, the Business Capital Trust I and MCB Statutory Trust I declarations of trust and the Business Bancorp and MCB Financial Corporation guarantee agreements (collectively, the “Company Trust Debentures and Guarantees”); and

(B)  Company and Parent shall execute and deliver such documents and opinions, including but not limited to any required assignments and supplemental indentures, to effect such assumption.

1.3  Filing of Merger Agreements.

(a)  The Company Entities Merger.  As soon as practicable, but in no event later than the last calendar day of the calendar month in which each of the conditions set forth in Article VI hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing), or such other date as Company Bank and Parent Bank shall agree, Company and Company Bank will file, or cause to be filed, with the California Secretary of State the Company Entities Merger Agreement in substantially the form attached hereto as Exhibit A (the “Company Entities Merger Agreement”).  The Company Entities Merger shall become effective at the time the Company Entities Merger Agreement is filed with the California Secretary of State (the “Company Entities Merger Effective Time”).

(b)  The Bank Merger.  Immediately following the Company Entities Merger Effective Time, Parent Bank and Company Bank will file, or cause to be filed, with the OCC the Bank Merger Agreement in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”), and such certificates and other documents as Parent Bank and Company Bank may deem reasonably necessary or appropriate for the Bank Merger.  The Bank Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the National Bank Act.  The Bank Merger shall become effective at the time requested by Parent Bank in connection with the filing of the Bank Merger Agreement with the OCC (the “Effective Time”).

1.4  Conversion of Company and Company Bank Common Stock; Cash/ Stock Election.

(a)  Definitions.  The terms used herein shall have the following meanings:

“Per Share Cash Price” shall mean cash in the amount of $28.57.

“Exchange Ratio” shall mean 0.656782 of a share of Parent Common Stock if the Average Closing Price of Parent Common Stock is equal to or between $40.6725 and $46.3275.  If the Average Closing Price is greater than or equal to $32.00 and less than $40.6725, then the Exchange Ratio shall mean the fraction of a share of Parent Common Stock equal to $26.7130 divided by the Average Closing Price.  If the Average Closing Price is less than $32.00, then the Exchange Ratio shall mean 0.834781, subject to adjustment under the circumstances set forth in Section 7.1(h).  If the Average Closing Price is greater than $46.3275, the Exchange Ratio shall mean the fraction of a share of Parent Common Stock equal to $30.4271 divided by the Average Closing Price, subject to adjustment under the circumstances set forth in Section 7.1(h).

“Average Closing Price” shall mean the average of the closing price of Parent Common Stock as reported in The Wall Street Journal (Western Edition) for the 30 trading days of the New York Stock Exchange (“NYSE”) ending on the third trading day prior to the Closing Date.

“Per Share Stock Value” shall mean the value of Parent Common Stock equal to the Exchange Ratio multiplied by the Average Closing Price.

“Per Share Merger Consideration” shall mean cash equal to the Per Share Cash Price or a fraction of a share of Parent Common Stock equal to the Exchange Ratio.

“Initial Cash Component” shall mean the sum of (x) the product of (i) the Per Share Cash Price and (ii) the aggregate number of Cash Electing Shares, Undesignated Shares and Dissenting Shares and (y) the aggregate amount paid to purchase the Treasury Shares.

“Initial Stock Component” shall mean the shares of Parent Common Stock equal to the number of Stock Electing Shares multiplied by the Exchange Ratio.

“Initial Stock Component Value” shall mean the Initial Stock Component multiplied by the Average Closing Price.

“Initial Total Value” shall mean the sum of the Initial Cash Component and the Initial Stock Component Value.

“Cash/Stock Election” shall mean the process described herein by which each Company shareholder, other than a holder of Treasury Shares, shall be permitted to state a preference to receive cash or shares of Parent Common Stock for each such share of Company Common Stock held by such shareholder immediately prior to the Effective Time.

“Treasury Shares” means shares of Company Common Stock owned by Parent or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

(b)  Conversion of Outstanding Company Common Stock.  Each share of Company Common Stock (including Company Common Stock converted into the right to receive Company Bank Common Stock in the Company Entities Merger; for purposes of this Section 1.4 and, where in context throughout the Agreement it is appropriate, references to “Company Common Stock” and “Company shareholders” shall be understood to include Company Bank Common Stock and holders of Company Bank Common Stock following the Company Entities Merger) issued and outstanding (other than Dissenting Shares and Treasury Shares) shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, but subject to Sections 1.4(d) and 1.4(j) be converted into the right to receive the Per Share Merger Consideration in accordance with the election procedures set forth herein.  Any Treasury Shares shall be cancelled at the Effective Time and no consideration shall be issued in exchange therefor.  At the Effective Time, the holders of certificates formerly representing shares of Company Bank Common Stock, including Company Common Stock converted into the right to receive Company Bank Common Stock in the Company Entities Merger, shall cease to have any rights as Company Bank shareholders.  Except as provided above, until such certificates are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(c)                                  Treatment of Outstanding Company Stock Options.  Company shall pay cash to the holder of each outstanding unexercised Company Stock Option, whether or not vested, who has delivered the agreement anticipated by Section 1.4(k) immediately prior to the Company Entities Merger Effective Time in an amount equal to the Per Share Cash Price minus the exercise price of each such option for each such option (“Stock Option Consideration”), less applicable withholding.  Any payment pursuant to this Section 1.4(c) shall take place only after the satisfaction or fulfillment or waiver of the conditions to Closing contained in Article VI.

(d)                                 Cash/Stock Election.  Subject to the allocation and election procedures of this Article 1, each Company shareholder, other than a holder of Treasury Shares, may state a preference to receive for each share of Company Common Stock held by such shareholder immediately prior to the Effective Time, the Per Share Merger Consideration payable in: (y) a fraction of a share of Parent Common Stock equal to the Exchange Ratio (a “Stock Electing Share”); or (z) cash in the amount of the Per Share Cash Price (a “Cash Electing Share”).  If such a Company shareholder does not make a valid and timely Cash/Stock Election with respect to any shares of Company Common Stock owned by such shareholder, such shares shall be deemed to be “Undesignated Shares”.

(i)                                     If the Initial Stock Component Value is at least 45 percent (45%) of the Initial Total Value then:

(A)                              Each Stock Electing Share shall receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio; and

(B)                                Each Cash Electing Share and each Undesignated Share shall receive the Per Share Cash Price.

(ii)                                  If the Initial Stock Component Value is less than 45% of the Initial Total Value, then a sufficient number of Undesignated Shares and Cash Electing Shares (the “Adjustment Shares”) shall receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio such that the aggregate value of Parent Common Stock issued as a result of the Bank Merger is equal to 45% of the aggregate value of consideration paid in exchange for the shares of Company Common Stock including the adjustment described in this paragraph.  The number of Adjustment Shares shall be equal to (y) the difference between (a) 45% of the Initial Total Value and (b) the Initial Stock Component Value, divided by (z) the sum of (c) 55% of the Per Share Stock Value and (d) 45% of the Per Share Cash Price and:

(A)                              Each Stock Electing Share shall receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio;

(B)                                If the number of Adjustment Shares is less than or equal to the number of Undesignated Shares, then a quantity of Undesignated Shares equal to the number of Adjustment Shares (on a pro rata basis for each holder of Undesignated Shares with respect to those shares that are Undesignated Shares) shall each receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio.  The remaining Undesignated Shares and all Cash Electing Shares shall receive the Per Share Cash Price; and

(C)                                If the number of Adjustment Shares is greater than the number of Undesignated Shares, then (A) all Undesignated Shares and (B) a quantity of Cash Electing Shares equal to (y) the number of Adjustment Shares less (z) the number of Undesignated Shares (on a pro rata basis for each holder of Cash Electing Shares with respect to those shares that are Cash Electing Shares) shall receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio.  The remaining Cash Electing Shares shall each receive the Per Share Cash Price.

(iii)                               Each Company shareholder shall receive at least, but no more than, the Per Share Merger Consideration for each share of Company Common Stock held (other than with respect to Dissenting Shares and Treasury Shares).

(iv)                              References in this Section 1.4 to Company Common Stock and Company shareholders shall include reference to Company Bank Common Stock and Company Bank shareholders immediately after the Company Entities Merger Effective Time.

(v)                                 Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in this Section 1.4, the aggregate value of Parent Common Stock that would be issued pursuant to the Bank Merger and the transactions contemplated by this Agreement is less than 45% of the aggregate value of the aggregate consideration paid in exchange for shares of Company Common Stock, Parent shall be authorized to reallocate, in good faith and in such manner as it reasonably determines to be fair and equitable, shares of Parent Company Stock and cash, or to vary the number of shares of Parent Company Stock to be issued in the Bank Merger, in a manner such that the aggregate value of Parent Common Stock to be issued in the Bank Merger is no less than 45% of the aggregate value of the total consideration paid in exchange for shares of Company Common Stock.

(e)                                  Exchange Procedures.  Parent Bank shall prepare a transmittal letter incorporating a Cash/Stock Election form reasonably acceptable to Company (“Form of Election”) which shall be mailed to Company’s shareholders entitled to vote at the shareholders’ meeting to adopt this Agreement (the “Company Shareholders’ Meeting”) together with the Proxy Statement (as defined in Section 2.7) so as to permit Company’s shareholders to exercise their right to make a Cash/Stock Election prior to the Election Deadline.  As used herein, “Election Deadline” means 5:00 p.m. local time in the city in which the principal office of the Exchange Agent is located on the date that is the business day prior to the date of the Company Shareholders’ Meeting to approve the transactions anticipated by this Agreement.  Company shall issue a press release reasonably satisfactory to Parent Bank announcing the date of the Election Deadline not more than 15 business days before, and at least 5 business days prior to, the Election Deadline.

(i)                                     A Company shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held.

(ii)                                  Parent shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any Company shareholder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(iii)                               Any Cash/Stock Election shall have been made properly only if the Exchange Agent shall have received by the Election Deadline a Form of Election properly completed and signed and accompanied by certificates of the shares of Company Common Stock (the “Company Stock Certificates” or “Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in the Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery.  Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent Bank, in its sole discretion.

(iv)                              Any Company shareholder may, at any time prior to the Election Deadline, change his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If Parent Bank determines in its reasonable discretion that any Cash/Stock Election is not properly made with respect to any shares of Company Common Stock, such Cash/Stock Election shall be deemed to be not in effect, and the holder of the shares of Company Common Stock shall be deemed not to have made an election with respect to the shares of

Company Common Stock held by such stockholder, unless a proper Cash/Stock Election is thereafter timely made.

(v)                                 Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Company Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent Bank or Company that this Agreement has been terminated in accordance with Article VII.

(vi)                              Company shareholders who make a Cash/Stock Election stating a preference to receive cash have no assurance that they will receive all cash or any specific proportion thereof.

(f)                                    Reservation of Shares.  Prior to the Effective Time, the Board of Directors of Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares to Company shareholders in accordance herewith.

(g)                                 Dissenting Shares.  Any shares of Company Common Stock (including Company Common Stock converted into the right to receive Company Bank Common Stock in the Company Entities Merger) held by a holder who dissents from the Bank Merger in accordance with the provisions of the CGCL shall be herein called “Dissenting Shares.”  Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law.  Company shall give Parent Bank prompt notice upon receipt by Company of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to applicable law and shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands.  Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not except with the prior written consent of Parent, settle or offer to settle such demands.  Each holder of Company Common Stock who becomes entitled pursuant to provisions of applicable law to payment for his or her Dissenting Shares shall receive payment therefor from Parent and such shares of Company Common Stock shall be canceled.  If any holder of Company Common Stock shall effectively withdraw or lose his or her right to appraisal of and payment for his or her Dissenting Shares after the Effective Time as provided in the CGCL,  such shares shall be deemed to be Undesignated Shares and shall be converted at Parent’s discretion into the right to receive the Per Share Merger Consideration calculated pursuant to Section 1.4 by Parent to be necessary or appropriate to preserve the status of the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code.

(h)                                 Changes in Parent Common Stock.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Exchange Ratio and the Average Closing Price.

(i)                                     Exchange of Company Common Stock.

(i)                                     As of the Effective Time, Parent Bank shall have deposited with the Exchange Agent, for the benefit of holders of Company Common Stock, funds in an amount not less than the cash payable pursuant to Section 1.4(d) of this Agreement and payable as cash in lieu of fractional shares of Parent Common Stock which would otherwise be issuable in connection with Section 1.4(d) hereof but for the operation of Section 1.4(j) of this Agreement.

(ii)                                  As promptly as practicable but not later than five business days after the Effective Time, Parent Bank shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock who properly made a Cash/Stock Election for Parent Common Stock or cash in accordance with each holder’s Form of Election, subject to adjustments made, if any, pursuant to Section 1.4(d).

(iii)                               As to those Company shareholders who have not tendered their shares in connection with the election procedures set forth above, within 10 business days after the Effective Time, holders of record of Company Stock Certificates shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Parent Bank shall deliver or cause to be delivered to such holders.  Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Parent Bank or the Exchange Agent.

(iv)                              After the Effective Time, each holder of a Certificate that surrenders such Certificate to Parent Bank or the Exchange Agent will, upon acceptance thereof by Parent Bank or the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 1.4(d).

(v)                                 Parent Bank or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Parent Bank or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Parent Bank or the Exchange Agent may reasonably require.

(vi)                              Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to Parent Bank or the Exchange Agent be deemed to evidence only the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

(vii)                           After the Effective Time, holders of Certificates shall cease to have rights with respect to Company Common Stock or Company Bank Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration.  After the Effective Time, there shall be no further transfer of Certificates on the records of Company Entities, and if such Certificates are presented to Company Entities for transfer, they shall be canceled against delivery of the Per Share Merger Consideration.  Parent Bank shall not be obligated to deliver any merger consideration pursuant to this Article I to any former holder of Company Common Stock until such holder surrenders the Certificates as provided herein except as provided in paragraph (ix) below.  No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Parent Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Parent Common Stock, at which time such dividends on whole shares of Parent Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored.  Certificates surrendered for exchange by any person constituting an “affiliate” of Company Entities for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”) shall not be exchanged for certificates representing Parent Common Stock until Parent Bank has received a written agreement from such person as specified in Section 5.3.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Company Common Stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Parent Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company Entities to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent Bank or the Exchange Agent shall be entitled to deposit any merger consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(viii)                        If any Per Share Merger Consideration payable pursuant to this Article I is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Parent Bank or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Parent Bank or the Exchange Agent that such tax has been paid or is not applicable.

(ix)                                In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Parent Bank or the Exchange Agent an affidavit stating such fact, in form reasonably satisfactory to Parent Bank, and, if reasonably required by the Exchange Agent consistent with its policies and procedures, indemnity in a customary amount against any claim that may be made against Parent Bank or Company or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.  Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

(j)                                     No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Bank Merger.  Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

(k)                                  Stock Options.  Company Entities shall use their commercially reasonable efforts to obtain from each holder (“Option Holder”) of an outstanding option to acquire Company Common Stock (“Company Stock Option”) under Company’s 1994 Incentive Stock Option Plan, as amended and 2002 Stock Option Plan, the MCB Financial Corporation 1999 Stock Option Plan, and Marin Community Bank, N.A. 1989 Stock Option Plan or any other plans or otherwise (“Company Stock Option Plans”) an agreement reasonably acceptable to Parent canceling such Option Holder’s Company Stock Options not otherwise exercised prior to the Election Deadline in return for payment immediately prior to the Company Entities Merger Effective Time to such holder of the Stock Option Consideration with respect to such Option Holder’s Company Stock Options.  Neither Parent nor Parent Bank will issue any replacement option for any such option or recognize any such option as a right to acquire shares of Parent Common Stock.  Company shall terminate the Company Stock Option Plans and cancel any unexercised options thereunder effective at the Company Entities Merger Effective Time.

1.5  Closing.  Subject to the provisions of Article VI hereof, the closing of the transactions contemplated in this Agreement (the “Closing”) shall be held at the offices of Manatt, Phelps & Phillips, LLP at 11355 W. Olympic Boulevard, Los Angeles, CA 90064.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”  Unless otherwise mutually agreed in writing between the parties, the Closing Date shall be the last calendar day of the calendar month in which the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at Closing) are first satisfied or waived.

1.6  Reservation of Right to Revise Transaction.  After consultation with Company, Parent Bank shall have the right to change the method of effecting the Bank Merger, the Company Entities Merger and the Stock Purchase and Assumption (including without limitation the provisions of this Article I), to the extent permitted by applicable law and to the extent it deems such change to be desirable, provided, however, that no such change shall (a) alter or change the amount or form of the merger consideration (exclusive of any change due to a change in Parent’s jurisdiction of incorporation), (b) materially impede or delay the consummation of the Bank Merger or (c) adversely affect the tax treatment of Company shareholders as a result of receiving the Per Share Merger Consideration.  Parent Bank may exercise this right of revision by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

1.7  Additional Actions.  If, at any time after the Effective Time, Parent Bank shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Parent Bank its right, title or interest in, to or under any of the rights, properties or assets of Company Bank or (b) otherwise carry out the purposes of this Agreement, Company Entities hereby grant to Parent Bank an irrevocable power of attorney, effective following the Effective Time, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in Parent Bank and otherwise carry out the purposes of this Agreement, and the officers and directors of Parent Bank are authorized in the name of Company Entities to take any and all such action following the Effective Time.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT BANK AND PARENT

Except as set forth on a disclosure schedule delivered to Company Entities at least three business days prior to the execution of this Agreement (“Parent Bank Disclosure Schedule”) Parent Bank and Parent jointly and severally represent and warrant to Company Entities that:

2.1  Organization.

(a)  Parent Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business substantially as it is now being conducted.

(b)  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is registered as a bank holding company under the Bank Holding Company Act of 1956 and is the sole shareholder of Parent Bank.  In the event Parent reincorporates into the State of Delaware between the date hereof and the Effective Time, Parent will be, at such time, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c)  Each of Parent and Parent Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect (as defined in Section 2.1(d) hereof) on it or materially adversely affect the ability of Parent or Parent Bank to consummate the transactions contemplated herein.  Each of Parent and Parent Bank has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Bank Merger Agreement and subject to the receipt of all requisite regulatory approvals and the expiration of applicable waiting periods, to consummate the transactions contemplated hereby and thereby.

(d)  As used in this Agreement, the term “Material Adverse Effect,” with respect to Parent or Company, means any condition, event, change or occurrence that has or would reasonably be likely to have a material adverse effect on the condition (financial or otherwise), properties, business, operations, assets, deposit liabilities or prospects of such entity taken together with its Subsidiaries on a consolidated basis; it being understood that a Material Adverse Effect shall not include a change with respect to, or effect on, such entity and any entity which it controls directly or indirectly (“Subsidiaries”) resulting from (i) a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles, as such would apply to the financial statements of such entity on a consolidated basis; (ii) changes resulting from expenses (such as legal, accounting and investment banking fees) incurred in connection with this Agreement; or (iii)  in the case of the Company Entities, adjustments taken pursuant to Section 4.2 hereof, payment of the Stock Option Consideration, or actions taken with the prior written consent of Parent Bank in connection with the transactions contemplated hereby.

2.2  Authorization.  The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Boards of Directors of Parent Bank and Parent, and no other corporate action on their part is required to be taken.  This Agreement has been, and upon execution, the Bank Merger Agreement will be, duly executed and delivered by Parent and Parent Bank, as the case may be, and constitutes, and in the case of the Bank Merger Agreement, will constitute, the valid and binding obligation of each of them and is enforceable against each of them, as the case may be, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws or equitable principles or doctrines.

2.3  Conflicts.  Subject to receipt of the approvals or waivers and the mailing of the notices contemplated by Section 2.9, the execution and delivery of this Agreement and the Bank Merger Agreement by Parent and Parent Bank does not, and the consummation by Parent and Parent Bank of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any of the property or assets under, (i) any provision of the Articles of Association or Bylaws of Parent Bank, similar documents of Parent or similar documents of any direct or indirect Subsidiary of Parent or Parent Bank (collectively referred to as “Parent Subsidiaries” or individually, a “Parent Subsidiary”), (ii) any mortgage, indenture, lease or agreement to which Parent, Parent Bank or any Parent Subsidiary is a party or by which any of their assets is bound, or (iii) any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent Bank, Parent or any Parent Subsidiary or their respective properties, other than any such conflicts, violations or defaults which, with respect to (ii) or (iii), would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

2.4  Capitalization.

(a)  As of the date hereof, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which, as of June 30, 2003, 149,993,652 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), of which none are issued and outstanding.  Since June 30, 2003, no shares of Parent Common Stock have been issued, except pursuant to (x) the exercise of stock options granted under Parent’s stock option plans and (y) Parent’s dividend reinvestment and stock purchase plan and (z) Parent’s reincorporation in Delaware when consummated. All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock to be issued in the Bank Merger will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable.  To Parents’ knowledge, none of the outstanding shares of Parent Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Parent or are subject to any preemptive rights of the current or past shareholders of Parent and none of the outstanding shares of Parent Common Stock is or will be entitled to any preemptive rights in respect of the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement.

(b)  As of the date hereof, Parent does not have outstanding any capital stock or other securities or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or other securities or rights convertible or exercisable into or exchangeable for, shares of the capital stock of Parent or any contracts, commitments, understandings or arrangements by which Parent is or may be bound to issue additional shares of its capital stock, except pursuant to employee and director stock options or other arrangements disclosed in the Parent SEC Reports (as hereinafter defined).  There are no outstanding phantom stock rights or awards and there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

2.5  Parent Bank and Parent Filings and Reports; Material Changes.

(a)  Parent has filed, and will continue to use its best efforts to file, through the  public EDGAR database of the Securities and Exchange Commission (the “SEC”), each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 2001 (as such documents have since the time of their filing been amended, the “Parent SEC Reports”).  As of their respective dates of filing with the SEC, the Parent SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in the Parent SEC Reports complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments).

(b)  Each of Parent Bank, Parent and the Parent Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was or will be required to file with the SEC, the OCC, the Federal Reserve Board (“FRB”), the NYSE and other applicable bank, securities and other regulatory authorities (except filings which are not material).  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied or will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the applicable authority and, in the case of documents filed with the SEC, did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Other than normal examinations conducted by the Internal Revenue Service (the “IRS”), state and local taxing authorities, or the OCC in the regular course of the business of Parent Bank, Parent or the Parent Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the knowledge of Parent Bank and Parent, investigation into the business or operations of Parent Bank, Parent or the Parent Subsidiaries since December 31, 2001.  There is no unresolved violation or exception by the SEC, OCC, FRB or other agency, commission or entity with respect to any report or statement referred to herein that is material to Parent Bank, Parent or any Parent Subsidiary on a consolidated basis.  To the extent not available on Parent SEC Reports filed on public databases, Parent has previously made available to Company Entities true and correct copies of all publicly available OCC and FRB filings made by Parent Bank, Parent and any Parent Subsidiary during calendar years 2001, 2002 and 2003 to the date hereof.

(c)  Since December 31, 2002 to the date hereof, other than as disclosed in the Parent SEC Reports, there has been no event, change or occurrence which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

2.6  Compliance with Laws.

(a)  Except as disclosed in the Parent SEC Reports, the businesses of Parent Bank, Parent and the Parent Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Parent Bank, Parent or any Parent Subsidiary, except for possible violations which either individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect on Parent.

(b)  No investigation or review by any governmental entity with respect to Parent Bank, Parent or any Parent Subsidiary is pending or, to the knowledge of Parent Bank and Parent,

threatened, nor has any governmental entity indicated to Parent Bank, Parent or any Parent Subsidiary an intention to conduct the same, other than normal regulatory examinations and other investigations or reviews the outcome of which will not have a Material Adverse Effect on Parent.

(c)  Parent Bank and Parent are in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 (the “CRA”) and the regulations promulgated thereunder.  As of the date of this Agreement, neither Parent Bank nor Parent has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Parent Bank to fail to be in substantial compliance with such provisions.  Parent Bank has not received a CRA rating from an applicable regulatory authority which is less than “satisfactory.”

2.7  Registration Statement; Proxy Statement.  The information to be supplied by Parent Bank and Parent for inclusion in the registration statement relating to Parent Common Stock to be issued pursuant to this Agreement (the “Registration Statement”) will not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information to be supplied in writing by Parent Bank and Parent for inclusion in the prospectus/proxy statement (“Proxy Statement”) in connection with the Company Shareholders’ Meeting (as defined in Section 1.4(e)) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company shareholders, and at the time of the Company Shareholders’ Meeting, contain any statement that, in light of the circumstances under which it is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements made therein not false or misleading, or will omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting that has become false or misleading.  If, at any time prior to the Company Shareholders’ Meeting, any event relating to Parent Bank, Parent or any of their affiliates, officers or directors is discovered by Parent Bank or Parent that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent Bank or Parent will promptly inform Company and such amendment or supplement will be promptly filed with the SEC and, as required by law, promptly disseminated to Company shareholders.  Notwithstanding the foregoing, Parent Bank and Parent make no representation or warranty with respect to any information supplied in writing by Company, Company Bank or any of their affiliates or their directors and officers for inclusion in and that is contained in the Registration Statement or the Proxy Statement.  The Proxy Statement and the Registration Statement will (with respect to Parent Bank and Parent and the Parent Subsidiaries and their respective affiliates and officers) comply in all material respects as to form and substance with the requirements of the Exchange Act, the Securities Act, and the rules and regulations thereunder.

2.8  Litigation.  Except as disclosed in the Parent SEC Reports, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the knowledge of Parent Bank and Parent, threatened, against or affecting Parent Bank, Parent or any Parent Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, except for those which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or to materially impede the ability of Parent or Parent Bank to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent Bank, or any Parent Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, which individually or in the aggregate would reasonably be likely to have a Material Adverse Effect on Parent.

2.9  Governmental Approvals and Other Conditions.  To the knowledge of Parent Bank and Parent, there is no reason relating specifically to them or their affiliates why (a) the approvals that are required to be obtained from regulatory authorities having approval authority in connection with the transactions contemplated hereby should not be granted in a timely  manner, (b) such regulatory approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby or in the Bank Merger Agreement are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.  No consent, permit, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Parent Bank or Parent or any of their affiliates in connection with the execution and delivery of this Agreement or the Bank Merger Agreement or the consummation by them of the transactions contemplated hereby or thereby, except for:  (i) the filing of all regulatory applications, permit applications or notices with the OCC, the DFI or the FDIC; (ii) the filing by Parent of the Registration Statement with the SEC and various blue sky authorities, which Registration Statement shall include the Proxy Statement for use in connection with the Company Shareholders’ Meeting; (iii) the filings contemplated by Article I hereof; and (iv) pre-report to the FSA.  No approval or waiver is required to be obtained from the FRB in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Except as set forth on a disclosure schedule delivered to Parent Bank at least three business days prior to the execution of this Agreement (“Company Entities Disclosure Schedule”), Company and Company Bank jointly and severally represent and warrant to Parent Bank and Parent that:

3.1  Organization.

(a)  Company Bank is a California banking corporation, duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business substantially as it is now being conducted.  Company Bank is authorized by the DFI to conduct general banking business.

(b)  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is registered as a bank holding company under the BHCA and is the sole shareholder of Company Bank.

(c)  Each of Company and Company Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company or materially adversely affect the ability of Company or Company Bank to consummate the transactions contemplated herein.  Each of Company and Company Bank has all requisite corporate power and authority to enter into this Agreement, the Company Entities Merger Agreement and the Bank Merger Agreement, as the case may be, and, subject to the adoption of this Agreement by the shareholders of Company and the receipt of all requisite regulatory approvals and the expiration of any applicable waiting periods, to consummate the transactions contemplated hereby and thereby.

3.2  Authorization.  The execution, delivery and performance of this Agreement, the Company Entities Merger Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by the Boards of Directors of Company and Company Bank, and no other corporate action on the part of Company Entities is required to be taken, subject to the adoption of this Agreement, the Company Entities Merger Agreement and the Bank Merger Agreement, by the affirmative vote of the majority of the outstanding shares of Company Common Stock as required by the CGCL  (the “Required Vote”).  This Agreement has been, and the Company Entities Merger Agreement and Bank Merger Agreement will be, duly executed and delivered by Company and Company Bank, as the case may be, and constitutes, and, in the case of the Company Entities Merger Agreement and Bank Merger Agreement, will constitute, the valid and binding obligation of Company and Company Bank and is enforceable against each of them, as the case may be, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws or equitable principles or doctrines.

3.3  Conflicts.  Subject to the receipt of the approvals or waivers and the making of the notices contemplated by Section 3.30 the execution and delivery of this Agreement, the Company Entities Merger Agreement and the Bank Merger Agreement by Company and Company Bank does not, and the consummation by Company and Company Bank of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, permit the acceleration of any obligation under, require the giving of notice or obtaining consent under, or result in the creation of any material lien, charge or encumbrance on any property or assets under, (i) any provision of the Articles of Incorporation or Bylaws of Company or Company Bank or similar documents of any direct or indirect Subsidiaries of Company (collectively referred to as “Company Subsidiaries” or individually as a “Company Subsidiary”), (ii) any mortgage, indenture, lease or agreement to which Company, Company Bank or Company Subsidiaries is a party or by which any of their assets are bound, or (iii) any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company, Company Bank or Company Subsidiaries or their respective properties, other than any such conflicts, violations or defaults which, with respect to (ii) or (iii), would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

3.4  Anti-takeover Provisions Inapplicable.

(a)                                  No “business combination,” “moratorium,” “control share” or other state antitakeover statute or regulation applicable to Company or Company Bank, (i) applies to the Company Entities Merger, the Stock Purchase and Assumption, the Bank Merger or the Voting Agreements (as defined in Section 5.3), (ii) prohibits or restricts the ability of Company Entities to perform their obligations under this Agreement or the ability of Company Entities to consummate the Company Entities Merger, the Stock Purchase and Assumption or the Bank Merger, (iii) would have the effect of invalidating or voiding this Agreement, any of the Voting Agreements or any provision hereof or thereof, or (iv) would subject Parent Bank or Parent to any material impediment or condition in connection with the exercise of any of its rights under this Agreement with respect to the Bank Merger or any of the Voting Agreements.

(b)                                 Company has obtained the unanimous approval of its Board of Directors to specifically exclude Parent and Parent Bank from being deemed to be an “Acquiring Person,” as such term is defined in that certain Rights Agreement, dated as of January 25, 2002, by and between Company and U.S. Stock Transfer Corporation (the “Company Rights Agreement”), in connection with the transactions contemplated hereby, and neither Parent nor Parent Bank shall be deemed to be an “Acquiring Person” thereunder.  Company has further taken all action necessary to ensure that neither the entering into of this Agreement or the consummation of the transactions contemplated hereby shall result in the rights issued pursuant to the Company Rights Agreement (the “Company Rights”) becoming nonredeemable, exercisable, exchangeable, distributed or triggered pursuant to the terms of the Company Rights Agreement or otherwise.

3.5  Capitalization and Stockholders.

(a)  As of the date hereof, the authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock and 20,000,000 shares of serial preferred stock (“Company Preferred Stock”).  As of the date hereof, 4,021,403 shares of Company Common Stock were issued and outstanding,   including 55,016 shares of Company Common Stock held by the Company Employee Stock Ownership Plan (the “ESOP”) and 29,990 shares of Company Common Stock held by the Company 401(k) Savings Plan (the “401(k) Plan”).  All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable.  None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of current or past stockholders of Company or are subject to any preemptive rights of the current or past Company shareholders.  All of the issued and outstanding shares of Company Common Stock are entitled to one vote on all matters presented for a vote by Company shareholders at any meeting thereof.  No shares of Company Preferred Stock are outstanding.

(b)  As of the date hereof, Company had reserved for future issuance 1,201,194 shares of Company Common Stock under the Company Stock Option Plans for the benefit of employees and directors of Company and Company Bank, pursuant to which options covering 605,057 shares of Company Common Stock were outstanding as of the date hereof.  No options covering

Company Common Stock have been granted since June 30, 2003.  Except as set forth in this Section, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company, or contracts, commitments, understandings or arrangements by which Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.  There are no outstanding phantom stock rights or awards, and there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Company on any matter.  Section 3.5 of the Company Entities Disclosure Schedule sets forth with respect to all Company Stock Options outstanding as of June 30, 2003, the name of the holder of each such Company Stock Option and the date of grant of, number of shares represented by, exercise price, vesting schedule and expiration of, each such Company Stock Option.

3.6  Company Entities Financial Statements; Off Balance Sheet Disclosure; Material Changes.

(a)  The consolidated financial statements of Company (the “Company Entities Financial Statements”) included in the Company SEC Reports (as defined in Section 3.8) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries at the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments).

(b)  Other than as set forth in Company Financial Statements or the notes thereto, there are no entities affiliated with the Company, including without limitation any special purpose entities, limited purpose entities or qualified special purpose entities, in which Company, Company Bank or Company Subsidiaries has an economic or management interest.

(c)  Since June 30, 2003, to the date hereof, there has been no event, change or occurrence which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Company.

3.7  Company Subsidiaries.

(a)  Except for Company Bank and the Company Trust Subsidiaries, Company’s only Subsidiary is Financial Data Solutions, Inc., a California corporation (individually, “FDSI” and collectively with the Company Trust Subsidiaries, the “Company Subsidiaries”).  All issued and outstanding shares of capital stock or equity interests of each Company Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable.  Company owns directly all of the issued and outstanding shares of capital stock of Company Bank and all of the outstanding common securities of the Trust Subsidiaries, free and clear of any pledge, lien, security interest or other encumbrance.  Company Bank owns directly 49% of the equity securities of FDSI free and clear of any pledge, lien, security interest or other encumbrance.  None of Company, Company Bank or Company Subsidiaries owns directly or indirectly any equity securities or other similar interest in any other corporation, limited liability company, joint venture, partnership, entity, association or other business, other than shares of capital stock in the Federal Home Loan Bank of San Francisco, the Federal Reserve Bank of San Francisco and Pacific Coast Bankers’ Bancshares.  No capital stock or securities of Company Bank or any Company Subsidiary is or may become required to be issued (other than to Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or securities of Company Bank or any Company Subsidiaries.  There are no contracts, commitments, understandings or arrangements relating to the rights of Company to vote or to dispose of shares of the capital stock of Company Bank or any Company Subsidiary.

(b)  FDSI is a corporation and the Company Trust Subsidiaries are statutory business trusts duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are incorporated or organized, and are duly qualified to do business and in good standing in each jurisdiction where the character of the assets or properties owned or leased by them or the nature of the business transacted by them requires them to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company and would not materially adversely affect the ability of Company and Company Bank to consummate the transactions contemplated herein.  Each of the Company Subsidiaries has the applicable corporate or trust power and authority necessary for it to own, operate or lease its assets and properties and to carry on its business substantially as it is now being conducted.

3.8  Company Entities Reports.

(a)  Each of Company, Company Bank and Company Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it has, or will be, required to file with the SEC, the FRB and other applicable bank, securities and other regulatory authorities (except filings which are not material to Company, Company Bank and Company Subsidiaries considered as a whole).  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied or will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and, in the case of documents filed with the SEC, did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Other than normal examinations conducted by the IRS, state and local taxing authorities, or the FRB in the regular course of the business of Company, Company Bank and Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the knowledge of Company Entities, investigation into the business or operations of Company, Company Bank or Company Subsidiaries since December 31, 2001.  There is no unresolved violation or exception by the DFI, FDIC, FRB, SEC or other agency, commission or entity contained in any report or statement referred to in this Section 3.8(a) that would reasonably be expected to result in a Material Adverse Effect on Company.  To the extent not otherwise available on Company SEC Reports filed on public databases, Company Entities have previously made available to Parent Bank true and correct copies of all SEC, DFI, FDIC or FRB filings made during calendar years 2002 and 2003 to the date hereof.

(b)  Company has filed, and will continue to file, through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 2001 (as such documents have since the time of their filing been amended, the “Company SEC Reports”).  As of their respective dates of filing with the SEC, the Company SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9  Compliance With Laws.

(a)  Except as disclosed in the Company SEC Reports or for violations which would not reasonably be likely to result in a Material Adverse Effect on Company, the businesses of Company, Company Bank and Company Subsidiaries are being conducted, in all material respects, in compliance with all laws, ordinances or regulations of governmental entities, including without limitation, laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by Company, Company Bank or Company Subsidiaries.

(b)  Except as disclosed in Company SEC Reports, as of the date hereof no investigation or review by any governmental entity with respect to Company, Company Bank or Company Subsidiaries is pending or, to the knowledge of Company Entities, threatened, nor has any governmental entity indicated to Company, Company Bank or Company Subsidiaries an intention to conduct the same, other than normal bank regulatory examinations and other investigations or reviews the outcome of which would not reasonably be likely to have a Material Adverse Effect on Company.

(c)  Company and Company Bank are in substantial compliance with the applicable provisions of the CRA and the regulations promulgated thereunder.  As of the date of this Agreement, Company Entities have not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Company Entities to fail to be in substantial compliance with such provisions.  Company Entities has not received a CRA rating from an applicable regulatory authority which is less than “satisfactory.”

3.10                        Registration Statement; Proxy Statement.  The information to be supplied by Company Entities for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information to be supplied in writing by Company Entities for inclusion and included in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Company’s shareholders, and at the time of the Company Shareholders’ Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits or will omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omits or will omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting that has become false or misleading.  If at any time prior to the Company Shareholders’ Meeting, any event relating to Company, Company Bank or any of their affiliates, officers or directors is discovered by Company Entities that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company Entities will promptly inform Parent, and such amendment, upon filing with the SEC and as required by law, will be disseminated to Company shareholders.  Notwithstanding the foregoing, Company Entities make no representation or warranty with respect to any information supplied in writing by Parent or Parent Bank for inclusion in and that is contained in the Registration Statement or the Proxy Statement.  The Proxy Statement will (with respect to Company Entities and their respective affiliates, directors and officers) comply in all material respects as to form and substance with the requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder.

3.11                        Litigation.  Except as disclosed in Company SEC Reports, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the knowledge of Company Entities threatened, against or affecting Company, Company Bank or Company Subsidiaries, or any of their respective officers, directors, employees or agents, in their capacities as such, seeking damages in excess of $50,000 or any form of equitable relief, including but not limited to an injunction, which, if granted, would have a Material Adverse Effect on Company, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Company, Company Bank or Company Subsidiaries or any of their respective officers, directors, employees or agents, in their capacities as such.

3.12                        Licenses.  Company, Company Bank and each Company Subsidiary, and to the extent required, their respective employees hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of the business as now conducted of Company, Company Bank and Company Subsidiaries taken as a whole.

3.13                        Taxes.

(a)  Company, Company Bank and each Company Subsidiary (or Company on behalf of itself, Company Bank and each Company Subsidiary) have each timely filed (subject to any applicable extensions) all tax and information returns required to be filed and have paid, or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof.  Neither Company, Company Bank nor any Company Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge.  No deficiencies for any taxes have been proposed, asserted or assessed against Company, Company Bank or any Company Subsidiary that have not been resolved or settled and none of Company, Company Bank or any Company Subsidiary have waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.  The income tax returns of Company, Company Bank and each Company Subsidiary has not been audited by the IRS, state, municipal or other taxing authority after the 1998 tax year.  None of Company, Company Bank or Company Subsidiaries is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes.  Deferred taxes of Company, Company Bank and the Company Subsidiaries have been accounted for in accordance with generally accepted accounting principles.

(b)  Company has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where Company was not the common parent of the group.  None of Company, Company Bank or any Company Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent, successor, or outstanding liability for the taxes of anyone other than Company, Company Bank or Company Subsidiaries.  None of Company, Company Bank or any Company Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Company, Company Bank or any Company Subsidiary.  None of Company, Company Bank or any Company Subsidiary has filed a consent pursuant to Section 341 of the Code or agreed to have Section 341(f)(2) of the Code apply.

(c)  Company, Company Bank and the Company Subsidiaries have each withheld amounts from its employees, stockholders, or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

(d)  Neither Company, Company Bank nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under section 355 of the Code (x) in two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e)  Neither Company, Company Bank nor any Company Subsidiary is a United States real property holding corporation (“USRPHC), as defined in Code Section 897(c)(2), and has not been a USRPHC during the applicable period, as defined in Code Section 897(c)(1)(A)(ii).

3.14                        Insurance.  Company, Company Bank and Company Subsidiaries have  maintained and maintain as of the date of this Agreement, insurance in such amounts and covering such risks as is usually carried by prudent companies engaged in similar businesses and owning similar properties in the same general area in which it operates.  Section 3.14 of the Company Entities Disclosure Schedule identifies all insurance policies and bonds maintained by, at the expense of or for the benefit of, Company, Company Bank or Company Subsidiaries and identifies, as of the date hereof, any claim(s) in excess of $25,000 made thereunder within the last year, and Company has made available to Parent Bank accurate and complete copies of the insurance policies, bonds and related applications identified on such Schedule.  All such insurance policies and bonds are in full force and effect, and no insurer under any insurance policy or bond has canceled or notified Company of an intention to cancel any such policy or bond or notified Company, Company Bank or Company Subsidiaries in writing of an intention not to renew any such policy or bond or generally disclaimed liability thereunder for all submitted claims.  None of Company, Company Bank or Company Subsidiaries is in material default under any such policy or bond, nor has it failed to give any material notice or present any material claims thereunder in a timely fashion.

3.15                        Loans; Investments.

(a)  The outstanding loans, including guarantees thereon, originated by Company Bank have been documented in all material respects in accordance with the policies of Company Bank, including guarantees thereon, and all loans purchased by or participated in by Company Bank are documented in a manner substantially consistent with such policies.  Neither Company nor any Company Subsidiary (other than Company Bank), originates or makes extensions of credit.  Section 3.15 of the Company Entities Disclosure Schedule identifies as of the date hereof each loan or other asset of Company or any Company Subsidiary that has been classified by examiners or others as “Other Loans of Concern,” “Substandard,” “Doubtful” or “Loss.”  Set forth in Section 3.15 of the Company Entities Disclosure Schedule is a complete list of the real estate acquired through foreclosure, repossession or deed in lieu thereof (“REO”) on the books of Company, Company Bank or any Company Subsidiary as of June 30, 2003.

(b)  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Company, Company Bank or Company Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of Company Entities, in accordance with then-customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time.  Company, Company Bank and Company Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and to the knowledge of Company Entities, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.  None of the transactions contemplated by this Agreement would result in:  (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other interest rate risk management agreement or (ii) any party to any mortgage-backed security financing arrangement, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require Company, Company Bank or Company Subsidiaries to recognize any gain or loss with respect to such arrangement.

(c)  Except for pledges to secure public and trust deposits and borrowings in the ordinary course of business, none of the investments reflected in the Company Entities Financial Statements dated as of June 30, 2003 under the heading “Investment Securities,” and none of the investments made by Company, Company Bank and Company Subsidiary since June 30, 2003 is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company, Company Bank or Company Subsidiary to freely dispose of such investment at any time, other than those restrictions permitted or imposed on securities held for investment under GAAP.  With respect to all material repurchase agreements to which Company, Company Bank or any Company Subsidiary, is a party, Company, Company Bank or Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.  Except for any securities sold subject to repurchase obligations in the normal course of business and any loans or loan participations subject to customary repurchase obligations, none of Company, Company Bank or Company Subsidiaries has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Company, Company Bank or any Company Subsidiary to repurchase or otherwise reacquire any such assets.

(d)  All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” and “available for sale” held by Company, Company Bank and Company Subsidiaries, as reflected in the Company Entities Financial Statements dated June 30, 2003, were classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of management.

3.16                        Allowance for Loan Losses.

(a)  Company Entities allowance for loan losses (“ALL”) is in compliance with Company Entities’ existing methodology for determining the adequacy of its ALL as well as the standards established by applicable regulatory authorities and the Financial Accounting Standards Board.

(b)  Section 3.16 of the Company Entities Disclosure Schedule includes the sum of the aggregate amount of all NPAs (as defined below) and all troubled debt restructurings (as defined under GAAP) on the books of Company, Company Bank and Company Subsidiaries as of the date set forth in such schedule.  “NPAs” shall mean (i) all loans (excluding the guaranteed portion of any loan that is partially guaranteed by the U.S. Small Business Administration) and leases (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, (C) where a reasonable doubt exists, in the reasonable judgment of Company Bank, as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) that have been classified “Doubtful,” “Loss” or the equivalent thereof by any regulatory authority, and (ii) all assets classified as REO and other assets acquired through foreclosure or repossession.

3.17                        Company Entities Benefit Plans.

(a)  “Company Entities Benefit Plans” means each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, restricted stock, life, health, accident, disability or other insurance, bonus, deferred or incentive compensation, director emeritus, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement or other employee benefit plan, practice, policy or arrangement of any kind, covering any employee, former employee, director or former director of Company, Company Bank or Company Subsidiaries or his or her beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which Company, Company Bank or Company Subsidiaries maintains, to which Company, Company Bank or Company Subsidiaries contributes, or under which any employee, former employee, director or former director of Company, Company Bank or Company Subsidiaries is covered or has benefit rights and pursuant to which any liability of Company, Company Bank or Company Subsidiaries exists or is reasonably likely to occur.  Section 3.17 of the Company Entities Disclosure Schedule lists each material Company Entities Benefit Plan.  Company Entities have previously delivered to Parent Bank copies of each Company Entities Benefit Plan listed in Section 3.17 of the Company Entities Disclosure Schedule. The term “Company Entities Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 3.17, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.  No Company Entities Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b)  Each of the Company Entities Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift or savings plan that is qualified under Section 401(a) of the Code (“Company Entities Qualified Plans”) has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application has been provided to Parent Bank) and, to the knowledge of Company Entities, there exist no circumstances likely to result in the revocation of such favorable determination letter or the loss of the qualification of any such Company Entities Qualified Plan.  All such Company Entities Qualified Plans established or maintained by Company, Company Bank or Company Subsidiaries or to which Company, Company Bank or Company Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements ) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Entities Qualified Plans.  None of Company, Company

Bank or Company Subsidiaries maintains, sponsors or contributes to a Qualified Plan that is a defined benefit pension plan subject to Title IV of ERISA.  All accrued contributions and other payments required to be made by Company, Company Bank or Company Subsidiaries to any Company Entities Benefit Plan through December 31, 2002, have been made or reserves adequate for such purposes as of December 31, 2002 have been set aside therefor and are reflected in the Company Entities Financial Statements dated as of December 31, 2002.  None of Company, Company Bank or Company Subsidiaries is in material default in performing any of its respective contractual obligations under any of the Company Entities Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

(c)  There is no pending or, to the knowledge of Company Entities, threatened litigation or pending claim (other than routine benefit claims made in the ordinary course) by or on behalf of or against any of the Company Entities Benefit Plans (or with respect to the administration of any such Plans) now or heretofore maintained by Company, Company Bank or Company Subsidiaries which allege violations of applicable state or federal law which are reasonably likely to result in a liability in excess of $50,000 on the part of Company, Company Bank or Company Subsidiaries or any such Plan.

(d)  Company, Company Bank and Company Subsidiaries and, to the knowledge of Company Entities, all other persons having fiduciary or other responsibilities or duties with respect to any Company Entities Benefit Plan are and have since the inception of each Company Entities Benefit Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) and the IRS under ERISA, the Code or any other applicable law.  Notwithstanding the foregoing, no representation is made with respect to compliance by a third party insurance company, trustee or independent fiduciary.  No “reportable event” (as defined in Section 4043(b) of ERISA) has occurred with respect to any Company Entities Qualified Plan.  None of Company, Company Bank or Company Subsidiaries or any Company Entities Benefit Plan has incurred or is reasonably likely to incur any liability for any “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code).  All Company Entities Benefit Plans that are group health plans have been operated in substantial compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA such that any noncompliance has not resulted and will not result in material liability to Company Entities.

(e)  None of Company, Company Bank or Company Subsidiaries has made any payments, or is or has been a party to any agreement or any Company Entities Benefit Plan, that under any circumstances could obligate it or its successor to make payments that are not or will not be deductible because of Sections 162(m) or 280G of the Code.

(f)  Section 3.17 of Company Entities Disclosure Schedule describes any obligation that Company, Company Bank or Company Subsidiaries has to provide health or welfare benefits to present or future retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of current and vested future retirees, other former employees or directors and dependents entitled to such coverage and their ages, and the present value of any benefits to be provided thereto. Except as set forth in such Section 3.17 of Company Entities Disclosure Schedule and except as may be required pursuant to applicable law, none of Company, Company Bank or Company Subsidiaries has any obligation, or is or has been a party to any agreement or any Company Entities Benefit Plan, that under any circumstances could obligate it or its successor to provide for any direct or indirect liability, whether contingent or otherwise, with respect to the provision of health or other welfare benefits following retirement or any other termination of employment to any employee or former employee of the Company, Company Bank or Company Subsidiaries.

(g)  Except as set forth in Section 3.17 of Company Entities Disclosure Schedule Company, Company Bank and Company Subsidiaries neither maintain nor have entered into any Company Entities Benefit Plan or other document, plan or agreement that contains any provisions which would cause an increase or acceleration of compensation, benefits or benefit entitlements to employees or former employees, directors or former directors of Company, Company Bank or Company Subsidiaries or their respective beneficiaries, or which would cause any increase in the liability of Company, Company Bank or Company Subsidiaries or to Parent Bank, Parent or any Parent Subsidiary, as a result of consummation of the transactions contemplated by this Agreement or any related action thereafter (a “Change in Control Benefit”).  Section 3.17 of Company Entities Disclosure Schedule lists each officer, employee and director of Company, Company Bank and Company Subsidiaries who is eligible to receive a Change in Control Benefit, and identifies the agreement or plan pursuant to which such officer, employee or director is eligible to receive such benefit.  Except as set forth in Section 3.17 of the Company Entities Disclosure Schedule, no Change in Control Benefit will be or result in any “excess parachute payment” as such term is defined in Section 280G of the Code.

(h)  With respect to the ESOP:

(A)  Company has heretofore delivered or made available to Parent Bank true, correct and complete copies of the plan document, summary plan description, adoption agreement, any associated trust, custodial, insurance or service agreements, any annual report, and the most recently received IRS determination letters applicable to it or the sponsoring organization.

(B)  There is not and has never been a loan between the ESOP and any of the Company Entities or between the ESOP and any other party which is or was guaranteed by any of the Company Entities.

3.18                        Compliance with Environmental Laws.

(a)  The operations of Company, Company Bank and Company Subsidiaries comply in all material respects with all applicable Environmental Laws.  None of the operations of Company, Company Bank or Company Subsidiaries and no assets presently or formerly owned or leased by Company, Company Bank or Company Subsidiaries are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law.  None of the operations of Company, Company Bank or Company Subsidiaries, and none of the assets presently or formerly owned by Company, Company Bank or Company Subsidiaries are the subject of any known federal, state, local or private investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment and none of Company, Company Bank or Company Subsidiaries are currently subject to any order, agreement or written directive of a governmental entity to conduct such investigation or remedial action, nor have the Company, Company Bank or Company Subsidiaries agreed with a private party to conduct any such investigation or remediation.  None of Company, Company Bank or Company Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance requiring a permit or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.  “Hazardous Substance” shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule, ordinance or amendments thereto relating to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or including without limitation, gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos, mold or urea formaldehyde foam insulation

(b)  With respect to the real property currently or formerly owned or currently leased by Company, Company Bank or Company Subsidiaries (“Company Entities Premises”) to the knowledge of the Company Entities:  (x) no part of the Company Entities Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances except in compliance in all material respects with all applicable Environmental Laws; (y) the Company Entities Premises do not contain, and have never contained, an underground storage tank; and (z) the Company Entities Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance from any source that is expected by Company to require remediation under any Environmental Law.

3.19                        Contracts and Commitments.  To the extent not listed or described in the Company SEC Reports filed since December 31, 2002, Section 3.19 of the Company Entities Disclosure Schedule contains a list of each of the following documents:

(a)  a list of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitment to extend credit to any named executive officer (as defined in Item 402 of Regulation S-K) or director of Company, Company Bank or Company Subsidiaries, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Company, Company Bank or Company Subsidiaries is a party under which it may (contingently or otherwise) have any liability involving any such officer or director of Company, Company Bank or Company Subsidiaries;

(b)  a list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $100,000 to which Company, Company Bank or Company Subsidiaries is a party and/or under which it may (contingently or otherwise) have any liability;

(c)  a list of each contract or agreement (not otherwise included in the Company Entities Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of one year or more and an annual value of at least $50,000; or (ii) allows for the sharing of information regarding customers of Company Entities, including but not limited to:

(i)                                     each agreement of guaranty or indemnification running to any person;

(ii)                                  each agreement containing any covenant limiting the right of Company, Company Bank or Company Subsidiaries to engage in any line of business or to compete with any person;

(iii)                               each agreement with respect to any license, permit and similar matter that is necessary to the operations of Company, Company Bank or Company Subsidiaries;

(iv)                              each agreement that requires the consent or approval of any other party in order to consummate the Company Entities Merger, the Stock Purchase and Assumption or the Bank Merger;

(v)                                 as of June 30, 2003, each mortgage forward commitment and similar agreement pursuant to which Company, Company Bank or Company Subsidiaries sells to others mortgages which it originates;

(vi)                              each contract relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and each interest rate swap agreement or other agreement relating to the hedging of interest rate risks; and

(vii)                           each contract or agreement (with the exception of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation’s Seller’s Guide), including but not limited to each contract or agreement pursuant to which Company, Company Bank or Company Subsidiaries has sold, transferred, assigned or agreed to service any loan, which provides for any recourse or indemnification obligation on the part of Company, Company Bank or Company Subsidiaries; the name and address of each person which might or could be entitled to recourse against or indemnification from Company, Company Bank or Company Subsidiaries; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement;

(d)  a list of all real property owned, leased or licensed by Company, Company Bank or Company Subsidiaries;

(e)  a list of all fees, salaries, bonuses and other forms of compensation including but not limited to, country club memberships, automobiles available for personal use and credit cards available for personal use, provided by Company, Company Bank or any Company Subsidiary to any employee, officer or director or former employee, officer or director of Company, Company Bank or any Company Subsidiary who is expected to earn in salary and bonus in excess of $50,000 during calendar year 2003;

(f)  a list of all powers of attorney granted by Company, Company Bank or any Company Subsidiary which are currently in force;

(g)  a list of each agreement made by Company, Company Bank or Company Subsidiaries with any director or officer of Company pursuant to which the Company, Company Bank or Company Subsidiaries has obligations that are not terminable on 90 days’ or less notice or that provide for termination only upon the payment of a penalty or equivalent thereto that is not disclosed in Company’s most recent proxy statement filed with the SEC;

(h)  unless listed as an exhibit to Company’s most recent 10-K, 10-Q, 8-K or proxy statement filed with the SEC, a list of each other contract providing for payment based in any manner upon outstanding profits of Company, Company Bank or Company Subsidiaries;

(i)  a list of each collective bargaining agreement to which Company, Company Bank or Company Subsidiaries is a party and all affirmative action plans or programs covering employees of Company, Company Bank or Company Subsidiaries;

(j)  a list of each lease or license with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $50,000 to which Company, Company Bank or Company Subsidiaries is a party, which does not expire within six months from the date hereof and cannot be terminated upon 30 days (or less) written notice without penalty;

(k)  a list of all consulting, financial advisory, investment banking and professional services contracts to which Company, Company Bank or Company Subsidiaries is a party;

(l)  a list of all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Company, Company Bank or Company Subsidiaries which, by their terms, continue to bind or affect Company, Company Bank or Company Subsidiaries;

(m)  a list of all orders, decrees, memorandums or agreements with regulatory agencies binding upon or affecting the current operations of Company, Company Bank or Company Subsidiaries or any of their directors or officers in their capacities as such;

(n)  a list of all trademarks, trade names, service marks, patents or copyrights that are registered or the subject of an application for registration, which are owned by Company, Company Bank or Company Subsidiaries or licensed from a third party;

(o)  all currently effective policies formally adopted by the Board of Directors of Company, Company Bank or Company Subsidiaries with respect to environmental matters;

(p)  a list of all bank-owned life insurance policies owned by Company Entities insuring the life of any officer, employee or director of Company and naming Company Entities as the beneficiary in the event of the death of the insured officer, employee or director; and

(q)  a list of each third party for which Company or Company Bank services loans and the aggregate principal amount serviced for each such third party, in each case as of June 30, 2003.

3.20                        Defaults.  Except for defaults or waivers disclosed in Company SEC Reports filed since December 31, 2002, there is not any default in any material obligation to be performed by Company, Company Bank or Company Subsidiaries under any contract that is material to the Company and its Subsidiaries taken as a whole, and there is not any waiver by Company, Company Bank or Company Subsidiaries of any material right under any such contract.  To the knowledge of Company Entities, no other party to any such contract is in default in any material obligation to be performed by such party.

3.21                        Operations Since June 30, 2003.  Between June 30, 2003, and the date hereof except with respect to 3.21(f), which shall be between December 31, 2002 and the date hereof, there has not been:

(a)  any increase in the compensation payable or to become payable by Company, Company Bank or any Company Subsidiary to any employee, officer or director, other than routine annual increases consistent with past practices;

(b)  any payment of dividends or other distributions by Company to its shareholders or any redemption by Company of its capital stock, except for the Company’s regular quarterly cash dividend to its shareholders of $.01 per share;

(c)  any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any material portion of the assets, tangible or intangible, of Company, Company Bank or Company Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a “Company Entities Permitted Lien”):  (i) liens arising out of judgments or awards in respect of which Company, Company Bank or Company Subsidiary is in good faith prosecuting an appeal or proceeding for review and in respect of which it has secured a subsisting stay of execution pending such appeal of proceeding; (ii) liens for taxes, assessments and other governmental charges or levies, the payment of which is not past due, or as to which Company, Company Bank or Company Subsidiary is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) purchase money mortgages or other purchase money or vendor’s liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Company, Company Bank or Company Subsidiary other than that so purchased; and (vi) pledges and liens arising in the ordinary course of business;

(d)  any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof) by Company, Company Bank or Company Subsidiaries for borrowed money, or otherwise, other than in the ordinary course of business, none of which is in default;

(e)  any action by Company, Company Bank or Company Subsidiaries seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Company, Company Bank or Company Subsidiaries on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general  liability insurance, and directors’ and officers’ liability insurance;

(f)  any change in Company Entities’ independent auditors, historic methods of accounting (other than as required by GAAP or regulatory accounting principles), or in its system for accounting for its equipment and real estate;

(g)  any purchase, whether for cash or secured or unsecured obligations (including finance leases) by Company, Company Bank or Company Subsidiaries of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $50,000 or (ii) is outside of the ordinary course of business;

(h)  any sale or transfer of any fixed asset in excess of $50,000 of Company, Company Bank or any Company Subsidiary or outside of the ordinary course of business, except for the sale-leaseback of the Company Bank offices located at 321 East Sixth Street, Corona, California 92879 and 3998 East Inland Empire, Ontario, California 91764;

(i)  any damage or destruction to any assets or property of Company, Company Bank or Company Subsidiaries whether or not covered by insurance that has had or would reasonably be expected to have a Material Adverse Effect on Company;

(j)  any material change in the loan underwriting policies or practices of Company Bank; or

(k)  any agreement or commitment to do any of the foregoing.

3.22                        Corporate Records.  The corporate record books, transfer books and stock ledgers of Company, Company Bank and Company Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, stockholders, Boards of Directors and committees of the Boards of Directors of Company and each such Subsidiary, and all transactions in their respective capital stocks, in each case for the last five years.

3.23                        Undisclosed Liabilities.  Except for liabilities incurred in the ordinary course of business, liabilities reflected in the Company Entities Financial Statements of June 30, 2003, and liabilities that would not reasonably be likely to be, individually or in the aggregate, material to the Company Entities, neither Company, Company Bank or the Company Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that, if incurred prior to June 30, 2003, would have been required by GAAP to be recognized or disclosed on the Company Entities Financial Statements.

3.24                        Assets.

(a)  Company, Company Bank and Company Subsidiaries have good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned or held by Company, Company Bank or Company Subsidiaries in the Company Entities Financial Statements on June 30, 2003, except for (i) assets and properties since disposed of in the ordinary course of business and (ii) Company Entities Permitted Liens.  Title to all real property owned by Company, Company Bank and Company Subsidiaries is held in fee simple.  All buildings, structures, fixtures and appurtenances comprising part of the real properties owned or leased by Company, Company Bank or the Company Subsidiaries are, in the opinion of management of Company Entities, in good operating condition and have been well maintained, reasonable wear and tear excepted.  Company, Company Bank and the Company Subsidiaries have title or other rights to use all assets necessary for them to conduct their respective businesses in all material respects as presently conducted.  Company, Company Bank and Company Subsidiaries have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as currently conducted.

(b)  All leases pursuant to which Company, Company Bank or Company Subsidiaries, as lessee, leases real or material items of personal property are, to the knowledge of Company Entities, valid, effective and enforceable against the lessor in accordance with their respective terms.  There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Company, Company Bank or Company Subsidiaries, or to the knowledge of Company Entities, the other party.  None of such leases contains a prohibition against assignment by Company, Company Bank or Company Subsidiaries, by operation of law or otherwise, or any other provision which would preclude the surviving corporation or resulting institution or any subsidiary of Company from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Bank Merger, the Company Entities Merger or the Stock Purchase and Assumption as are applicable to the use by Company, Company Bank or Company Subsidiaries as of the date of this Agreement.

3.25                        Indemnification.  As of the date hereof, there is no outstanding claim that has been made by any director, officer, employee or agent of Company, Company Bank or Company Subsidiaries for indemnification from Company, Company Bank or Company Subsidiaries under the corporate indemnification provisions of Company, Company Bank and Company Subsidiaries in effect on the date of this Agreement.

3.26                        Insider Interests.  All outstanding loans and other contractual arrangements (including deposit relationships) between Company, Company Bank or Company Subsidiaries and any officer, director or employee of Company, Company Bank or Company Subsidiaries conform in all material respects to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into.  No officer or director of Company, Company Bank or Company Subsidiaries has any material interest in any property, real or personal, tangible or intangible, used in the business of Company, Company Bank or Company Subsidiaries.

3.27                        Registration Obligations.  None of Company, Company Bank or Company Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

3.28                        Brokers and Finders.  None of Company, Company Bank or Company Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees to any person, including but not limited to any officer, director or employee of Company Entities, and no other broker or finder has acted directly or indirectly for Company, Company Bank or Company Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.29                        Fairness Opinion.  Company has received from Keefe, Bruyette & Woods a fairness opinion, dated as of the date of this Agreement, that the consideration to be received by the holders of Company Common Stock (or Company Bank Common Stock after the Company Entities Merger) in the Bank Merger is fair to such holders from a financial point of view.

3.30                        Governmental Approvals and Other Conditions.  To the knowledge of Company and Company Bank, there is no reason relating specifically to them or their affiliates why (a) the approvals that are required to be obtained from regulatory authorities having approval authority in connection with the transactions contemplated hereby should not be granted in a timely manner, (b) such regulatory approval should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby or in the Bank Merger Agreement are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Company or Company Bank in connection with the execution and delivery of this Agreement, the Bank Merger Agreement the Company Entities Merger Agreement or the consummation by them of the transactions contemplated hereby or thereby, except for:  (i) the filing of all regulatory applications, permit applications or notices with the FRB, the DFI or the FDIC; (ii) the filing by

Parent of the Registration Statement shall include the Proxy Statement for use in connection with the Company Shareholders’ Meeting; and (iii) the filings contemplated by Article I hereof.

ARTICLE IV
COVENANTS OF COMPANY ENTITIES

4.1  Business in Ordinary Course.  Company Entities jointly and severally covenant and agree that from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as contemplated by this Agreement or upon the prior written consent of Parent Bank, which shall not be unreasonably withheld or delayed, as follows:

(a)  Company, Company Bank or Company Subsidiaries shall not declare or pay any dividend or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement, provided, however, (i) Company may pay its regular quarterly cash dividend in an amount not to exceed $.01 per share and in a manner consistent with past timing and practices; (ii) Company Bank may make distributions to the Company; and (iii) the Company Trust Subsidiaries may pay regular cash dividends in accordance with, and pursuant to the terms of, their respective declarations of trust.

(b)  Company, Company Bank and Company Subsidiaries shall continue to carry on, after the date hereof, their respective businesses and the discharge or incurring of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Company, Company Bank and Company Subsidiaries will not, without the prior written consent of Parent Bank (which consent in the case of subparts (vii), (x), (xiii) and (xv) below shall not be unreasonably withheld or delayed):

(i)                                     issue, sell or grant (A) any capital stock (except pursuant to the exercise of Company Stock Options outstanding on the date hereof) or (B) any options, warrants or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for any capital stock or (C) any other securities, including debt;

(ii)                                  directly or indirectly redeem, purchase or otherwise acquire any capital stock, securities or ownership interests of Company, Company Bank or Company Subsidiaries, or pre-pay or voluntarily re-pay any subordinated debt or trust preferred securities;

(iii)                               effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(iv)                              amend its Articles of Incorporation or Bylaws or equivalent documents;

(v)                                 enter into or modify any employment agreement, severance agreement, change of control agreement, or plan relative to the foregoing; or grant any increase in the compensation payable or to become payable to directors, officers or employees except as required by law (other than to the extent required thereunder and except for ordinary and normal increases to employees consistent with past practices and not to exceed 5%), pay or agree to pay or accrue any bonus except as permitted by Section 5.12, or adopt or make any change in any bonus, insurance, BOLI policy, pension or other Company Entities Benefit Plan; provided, however, Company Entities shall cooperate with Parent Bank to create a retention bonus program intended to encourage the continued productive employment of key Company Entities personnel in areas identified in writing by Company Entities;

(vi)                              borrow or agree to borrow any funds or indirectly guarantee or agree to guarantee any obligations of others, except (A) in connection with transactions with banking customers in the ordinary course of business or (B) borrowings not to exceed a maturity of 90 days and repurchase transactions in the ordinary course of its business;

(vii)                           without the prior written consent of Parent Bank acting through its Chief Credit Officer or his designee in a written notice to Company Entities, which approval or rejection shall be given on a timely basis after delivery by Company Entities to such officer of Parent Bank of the complete loan package, make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in a principal amount in excess of $2,000,000 for unsecured credit or $4,000,000 for secured credit or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to more than $2,000,000 for unsecured credit or $4,000,000 for secured credit; provided, however, if Parent Bank does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within two business days following the date of Parent Bank’s receipt of a complete loan package (which shall constitute all the materials provided to Company Bank’s Board of Directors or loan committee thereof) and Company Entities’ request for consent, then Parent Bank shall be deemed to have granted its consent;

(viii)                        enter into any securities transaction for its own account or purchase, or otherwise acquire any investment security for its own account, other than U.S. Treasury obligations or obligations of agencies of the U.S. government with maturities of less than one year, U.S. government agency mortgage backed securities with an average life of 3 years or less, obligations of States of the United States and their political subdivisions with a credit rating of “AA” (or “Aa”) or better and an average life of 3 years or less and deposits in an overnight account at the Federal Reserve Bank of San Francisco or the Federal Home Loan Bank of San Francisco, provided Parent Bank’s consent shall not be unreasonably withheld or delayed relating to the purchase of other readily marketable investment securities;

(ix)                                make any material changes in its basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, loan underwriting, budgeting, profit and tax planning or any other material aspect of the Company’s, Company Bank’s or Company Subsidiaries’ business or operations;

(x)                                   increase or decrease the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xi)                                enter into, modify or extend any agreement, contract or commitment out of the ordinary course of business or having a term in excess of one year and involving an expenditure in excess of $100,000, other than letters of credit, loan agreements, deposit agreements and other lending, credit and deposit documents made in the ordinary course of business;

(xii)                             except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance, other than Company Entities Permitted Liens;

(xiii)                          cancel any material indebtedness owing to it or any material claims which it may possess or waive any rights of material value other than in the ordinary course of its business, consistent with its loan policies or upon exercise of its rights thereunder;

(xiv)                         sell or otherwise dispose of any interest in real property, loan or any material amount of tangible or intangible personal property other than (A) properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to Company Entities or (B) loans which are held for sale by Company Entities and are sold in the secondary market within 60 days of origination or (C) the sale-leaseback of the Company Bank’s offices located at 321 East Sixth Street, Corona, California 92879 and 3998 East Inland Empire, Ontario, California 91764 or (D) sales or other dispositions in the ordinary course of business consistent with past practice;

(xv)                            foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon and without first having consulted with Parent Bank; provided, however, that Company and its Subsidiaries shall not be required to obtain such a report or consult with Parent Bank with respect to single-family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reasonable grounds to believe that such property would likely contain Hazardous Substances;

(xvi)                         knowingly and willfully commit any act or knowingly and willfully fail to commit any act which will cause a material breach of any material agreement, contract or commitment;

(xvii)                      purchase any real property (other than in connection with a foreclosure otherwise permitted hereunder);

(xviii)                   make any capital expenditures in excess of $150,000 in the aggregate, except for capital expenditures related to relocating the Riverside branch to 3625 Vine Street, Riverside, California 92507 consistent with the projected budget Company Bank has previously provided to Parent Bank;

(xix)                           enter into or acquire any derivatives contract;

(xx)                              enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase, repurchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk;

(xxi)                           reclassify any investment security from hold-to-maturity or available for sale to trading; or

(xxii)                        agree in writing or otherwise to take any of the foregoing actions or engage in any of the foregoing activities.

(c)  Company will, and will cause Company Bank and Company Subsidiaries to, use their commercially reasonable efforts to maintain their respective properties and assets in the aggregate in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, or replacements for such policies, including insurance of accounts with the FDIC unless it determines that such maintenance is not necessary or prudent in the conduct of its business.  Company will, and will cause Company Bank and Company Subsidiaries to, take all commercially reasonable action (including without limitation the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all material rights thereunder with respect to all matters which could reasonably be expected to give rise to a claim thereunder prior to the Effective Time.  In the event that any policy of insurance maintained directly or indirectly by Company, Company Bank or Company Subsidiaries on any of their respective assets or businesses is canceled, or the insured limit thereunder is decreased or the deductible with respect thereto is increased, Company shall promptly notify Parent Bank thereof.  To the extent that any such insurance policy or bond is canceled prior to the Closing Date, Company will use its commercially reasonable efforts to obtain comparable insurance policies with comparable coverage prior to the Closing Date.

(d)  Company Entities will maintain a reserve for loan and lease losses at a level which is adequate in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations.

(e)  Company Entities shall promptly notify Parent Bank in writing of the occurrence of any matter or event known to and directly involving Company, Company Bank or Company Subsidiaries that is reasonably likely to result in a Material Adverse Effect on Company or materially adversely affect the ability of Company, Company Bank or Company Subsidiary to consummate the transactions contemplated herein.

(f)  Company Entities shall provide to Parent Bank such reports on litigation involving Company, Company Bank and Company Subsidiary as Parent Bank shall reasonably request, provided that Company Entities shall not be required to divulge information to the extent that, in the good faith opinion of its counsel, by doing so, it would risk waiver of the attorney-client privilege.

(g)  Company Entities shall not take any action that would cause or that would result in Parent or Parent Bank becoming an “Acquiring Person,” as defined in the Company Rights Agreement.

4.2                               Conforming Accounting and Reserve Policies; Restructuring Matters.  At the request of Parent Bank, Company Entities jointly and severally agree immediately prior to or concurrently with the Closing and after satisfaction or waiver of the conditions to Closing set forth in Article VI hereof:

(a)  To establish and take such reserves and accruals as Parent Bank reasonably shall request to conform Company Entities’ ALL, accrual, reserve and other accounting policies to the policies of Parent, provided however, such requested conforming adjustments shall not be taken into account in determining whether Company Entities has experienced a Material Adverse Effect; and

(b)  To cooperate in the steps necessary for the (i) sale of the Trust Common Securities and assumption of the obligations under the Company Trust Debentures and Guarantees; and (ii) merger of (in a form consistent with treatment of the Stock Purchase and Assumption, the Company Entities Merger and the Bank Merger as tax-deferred reorganizations under the Code) Company with and into Company Bank with Company Bank as the surviving entity under applicable California law (including obtaining from the DFI all permits or orders necessary to consummate the transaction and the conversion of Company Common Stock into Company Bank Stock).

4.3                               Certain Actions.

(a)  Neither Company, Company Bank nor any of the Company Subsidiaries (i) shall solicit, initiate, participate in discussions or negotiations of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to itself, or Company Bank, or (ii) shall enter into any agreement, arrangement or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, under any of the instances described in this Section.  Company shall immediately instruct and otherwise use its reasonable best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), consultants and other representatives to comply with such prohibitions.  Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities.  Notwithstanding the foregoing, Company may provide information at the request of or enter into discussions or negotiations with a third party with respect to an

Acquisition Proposal or provide a recommendation to its stockholders regarding an Acquisition Proposal if the Board of Directors of Company determines, in good faith after consultation with counsel, that the exercise of its fiduciary duties to Company’s stockholders under applicable law requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not previously provided to Parent Bank unless Company promptly provides such information to Parent.  Company shall promptly notify Parent Bank orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.  This Section shall not prohibit accurate disclosure by Company in any document (including the Proxy Statement and the Registration Statement) or other disclosure under applicable law if in the opinion of the Board of Directors of Company, disclosure is appropriate under applicable law.

(b)  “Acquisition Proposal” shall, with respect to Company, mean any of the following (other than the Bank Merger, the Company Entities Merger, or the Stock Purchase and Assumption):  (i) a merger or consolidation or any similar transaction of any company with Company or Company Bank, (ii) a purchase, lease or other acquisition of a material portion of all the assets of Company, Company Bank or Company Subsidiary, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either Company or Company Bank, (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Company, (v) a public proxy or consent solicitation made to stockholders of Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement or (vi) the filing of an application or notice with the DFI or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (v) above.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1          Inspection of Records; Confidentiality.

(a)  Subject to applicable laws, Section 8.9 hereof and that certain Confidentiality Agreement dated as of June 20, 2003 (the “Confidentiality Agreement”) entered into by Parent and Company, until the earlier of the Effective Time or the date of termination of this Agreement, Company Entities shall afford to Parent Bank and to Parent Bank’s accountants, counsel and other representatives reasonable access on reasonable advance notice during normal business hours to all of Company Entities’ properties, books, contracts and commitments, monthly packages, reports and minutes prepared for Company Entities’ Boards of Directors (other than information therein which would cause a loss of the attorney client privilege enjoyed by Company Entities) and records, and Company Entities shall use their commercially reasonable efforts to furnish or make available such other information concerning their business, properties and personnel as Parent Bank may reasonably request, including all personnel files and other employment records, and all attorneys’ responses to auditors’ requests for information and accountants’ work papers (subject to the consent of Company Entities’ accountants), developed by Company or its Subsidiaries or its accountants or attorneys (other than information therein which would cause a loss of attorney client privilege enjoyed by Company Entities), and will permit Parent Bank and Parent Bank’s representatives to discuss such information directly with Company Entities’ officers, directors, attorneys and accountants and such employees of Company Entities as may be approved by the President or Chief Executive Officer of Company, provided, however, that, any such access may be limited by Company Entities so as to avoid unreasonable disruption or interference with their business operations.  Company Bank shall permit designated representatives of Parent Bank to attend all of Company Bank’s loan committee meetings.  Company Entities shall use their commercially reasonable efforts to furnish all other information concerning their business, properties and personnel as Parent Bank may reasonably request.  Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to Parent Bank.  The availability or actual delivery of information shall not affect the representations, warranties, covenants and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

(b)  All information disclosed by any party to any other party to this Agreement, whether prior or subsequent to the date of this Agreement including without limitation any information obtained by any party from any other party pursuant to this Section 5.1, shall be kept confidential by such other party, except as required by law, and shall not be used by such other party otherwise than as herein contemplated.  In the event that this Agreement is terminated, each party shall return or destroy all documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain information furnished by another party, except as required by law, pursuant hereto and, in any event, shall hold all information confidential unless or until such information is or becomes a matter of public knowledge.

5.2          Registration Statement; Shareholder Approval.

(a)  As soon as practicable, Parent with the assistance of Company shall prepare and thereafter Parent shall file the Registration Statement including the Proxy Statement with the SEC.  Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable thereafter.  Parent will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock in the Bank Merger and under the rules of the NYSE in connection with the listing of such shares thereon effective on notice of issuance.  Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action.  Each of Parent and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise each other of any oral comments with respect to the Registration Statement or Proxy Statement received from the SEC.  The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement or the Proxy Statement prior to filing same with the SEC and will provide each other with a copy of all such filings made with the SEC.  Each of Parent and Company will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Bank Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or Proxy Statement.

(b)  Company will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Company Shareholders’ Meeting, as promptly as practicable after the Registration Statement is declared effective by the SEC, to consider and vote upon the adoption and approval of this Agreement.  Subject to fiduciary duties under applicable law, Company’s board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

5.3          Agreements of Directors and Other Affiliates.  Within 15 calendar days of the date of this Agreement, Company shall deliver to Parent Bank a letter, reviewed by Company’s counsel, identifying all persons whom Company believes to be “affiliates” of Company for purposes of Rule 145 under the Securities Act.  Company shall deliver an updated letter to Parent Bank on the date of the Company’s Shareholder’s Meeting identifying any other persons whom the Company believes to be “affiliates” as of the date of the Company’s Shareholders’ Meeting and who were not identified on the initial letter.  Company shall use its reasonable best efforts to cause each person who is so identified as an “affiliate,” or who becomes an “affiliate” between the date hereof and the date of the Company Shareholders’ Meeting, to deliver to Parent Bank, as soon as practicable thereafter, a written agreement, in the form of Exhibit C.  Parent will use its commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act, in order to permit such affiliates to sell the Parent Common Stock held by them pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.  Simultaneous with the execution and delivery of this Agreement, the directors of Company who are Company shareholders shall execute and deliver to Parent Bank agreements (the “Voting Agreements”) in the form of Exhibit D.

5.4          Expenses.  Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Bank Merger.  Notwithstanding the foregoing, Parent Bank and Company Bank will share equally all third party printing costs incurred with respect to the Registration Statement and the Proxy Statement in preliminary and final form.  Parent Bank will bear all reasonable expenses of any party related primarily to the ESOP plan amendments contemplated by Section 5.12(b) herein, the Company Entities Merger and the Stock Purchase and Assumption.  The surviving corporation in the Bank Merger shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article I and any and all property or transfer taxes imposed on Company, Company Bank or Company Subsidiaries as a result of the consummation of the Company Entities Merger, the Stock Purchase and Assumption or the Bank Merger.

5.5          Cooperation.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time.  Company Entities will cooperate with Parent Bank in identifying material contracts that are scheduled for renewal between the date of this Agreement and the Effective Time and shall consult with Parent Bank with respect to the renewal or non-renewal of any such contracts.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall take all such necessary action.  Subject to its disclosure obligations under applicable law, each party shall use its reasonable best efforts to preserve for itself and the other parties hereto each available legal privilege with respect to the confidentiality of their negotiations and related communications, including the attorney-client privilege.  Company Entities will cooperate and consult with Parent Bank with respect to the provisions of the “Buy-Sell Agreement” dated November 18, 1998 by and among Company Bank, FDSI and Southwest Community Bank.

5.6          Regulatory Applications.  The parties shall, as soon as practicable, file all necessary applications and notices with all applicable regulatory authorities and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received concerning said applications.  Parent Bank shall bear all reasonable expenses of applications to regulatory authorities related to the Bank Merger, the Company Entities Merger and the Stock Purchase and Assumption.  Parent Bank shall prepare all agreements, applications, certificates and other documents required in connection with the Bank Merger, the Company Entities Merger and the Stock Purchase and Assumption.  Company Entities shall use reasonable best efforts to cause its directors, officers, employees and agents to cooperate with Parent Bank in the preparation, filing and processing of these applications and documents.  Subject to applicable laws relating to the exchange of information, Company shall have the right to review in advance, and to the extent practicable Parent and Parent Bank will consult Company Entities on, all the information relating to Parent or Company, as the case may be, and their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Bank Merger, the Company Entities Merger and the Stock Purchase and Assumption. Parent and Company each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Company or Parent, as the case may be, or any of its Subsidiaries, from any third party and/or any governmental entity with respect to the Bank Merger, the Company Entities Merger or the Stock Purchase and Assumption.

5.7          Financial Statements and Reports.  From the date of this Agreement and prior to the Effective Time:  (a) Company will deliver to Parent Bank not later than 15 days after the end of each month, all monthly internal unaudited financial statements, financial reports, balance sheets and budget analyses, prepared by Company Entities for the internal use of its President and or Chief Executive Officer and for Company’s Board of Directors; (b) Company Bank will deliver to Parent Bank not later than 35 days after the end of any fiscal quarter, any quarterly reports filed by Company Bank with the DFI, FRB or FDIC; and (c) to the extent not available on a Company SEC Report or Parent SEC Report filed on a public database or a public database maintained by the relevant banking regulator, and in each case to the extent permitted by applicable law, Company Bank will deliver to Parent Bank any and all other material reports filed with the SEC, the DFI, the FRB or FDIC or any other regulatory agency within five business days of the filing of any such report and Parent Bank will deliver to Company Bank any and all other material reports with respect to the transactions contemplated hereby filed with the SEC, the DFI, the FRB, the FDIC or any other regulatory agency within five business days of the filing of any such report.

5.8          Notice.  Each of Company and Parent shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect with respect to such entity or to cause or constitute a breach of any representation, warranty, covenant or agreement contained herein which breach would result in the failure to satisfy the closing condition set forth in Section 6.1(a) or 6.1(b), in the case of Company, or Section 6.2(a) or 6.2(b), in the case of Parent.

5.9          Press Release.  The initial press release announcing the signing of this Agreement shall be a joint press release by and among Company and Parent.  Except as otherwise reasonably determined by a party to be necessary to comply with its legal obligations or applicable listing standards, and except as expressly contemplated by Section 1.4(c),  no other press releases or similar public announcements shall be made except by the mutual consent of the parties.

5.10        Delivery of Supplements to Disclosure Schedules.  Five business days prior to the Effective Time, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or would have been included as an exception to any representation and warranty made by the disclosing party.  For purposes of determining the accuracy of the representations and warranties of Parent Bank, Parent and Company Entities contained, respectively, in Articles II and III hereof in order to determine the fulfillment of the conditions set forth in Section 6.1(a) and 6.2(a) hereof, the Disclosure Schedule of each party shall be deemed to include only that information contained therein on the date it is delivered to the other party prior to the execution of this Agreement.

5.11        Litigation Matters.  Company Entities will consult with Parent Bank about any proposed settlement, or any disposition of, any litigation involving damages payable by them in excess of $50,000 or litigation seeking equitable relief against Company, Company Bank or Company Subsidiaries which, if granted, would have a Material Adverse Effect on Company.

5.12        Written Agreements with Employees; Benefits and Related Matters.

(a)  Company Benefits and Agreements.  Parent Bank will, and will cause Company and Company Bank to, honor in accordance with their terms (i) all employee benefit obligations to current and former employees of Company and Company Bank accrued as of the Effective Time and (ii) and all employment or severance agreements entered into prior to the date hereof.

(b)  Qualified Plans.  Company shall adopt a resolution of its Board of Directors to terminate all of the Company Entities Benefit Plans intended to be qualified under Section 401(a) of the Code, such termination to be effective at least 24 hours prior to the Closing Date, and shall vest all participants as required by law.  Company shall provide to Parent Bank copies of all executed resolutions by the Board of Directors of Company terminating the Qualified Plans.  In addition to the foregoing:

(i)                                     401(k) Plan.  In connection with the Bank Merger, shares of Company Common Stock held by the 401(k) Plan shall be converted into the right to receive

Per Share Merger Consideration.  Parent Bank will cause a tax-qualified defined contribution plan maintained by Parent to accept a direct rollover of the portion of a participant’s distribution from the terminated 401(k) Plan that constitutes an “eligible rollover distribution” within the meaning of Section 402(c) of the Code and IRS Regulations thereunder, including any outstanding participant loans that have not been “deemed distributed” under the Code and related promissory notes.

(ii)                                  ESOP.

(A)  Company shall provide to Parent Bank a duly authorized and executed amendment to the ESOP, effective upon the Closing Date, converting the ESOP to a profit sharing plan under which participants direct their individual accounts among investment choices including funds satisfying the requirements of ERISA section 404(c) and Parent Common Stock, in a manner that complies with ERISA, IRS Regulations and the Code.

(B)  In connection with the Bank Merger, shares of Company Common Stock held by the ESOP shall be converted into the right to receive Per Share Merger Consideration.

(C)  Company shall request the ESOP fiduciaries to comply with all ERISA and Code requirements in connection with the transactions memorialized in this Agreement, including but not limited to a determination of “adequate consideration” for and the exercise of voting rights under, the shares of Company Common Stock held by the ESOP.

(D)  Company shall not accrue for or make any contribution to the ESOP for the taxable year 2003.

(c)  All Other Employee Benefits.  Following the Effective Time, and except with respect to severance benefits as set forth in Section 5.12(d), Parent Bank shall provide or make available to the employees of Company and Company Bank participation in employee benefit plans, on the same terms available to similarly situated employees of Parent Bank and Parent Subsidiaries, (i) with full credit for prior service to the extent it would have been credited by Company and Company Bank for all purposes other than determining eligibility, benefit accrual and vesting under any Parent Bank defined benefit plan or the Parent Bank retiree medical benefit plan and (ii) without any waiting periods, evidence of insurability to the extent and in a manner consistent with Parent benefit plans, or application of any pre-existing condition limitations.  For purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under the health plans of Parent Bank or its Subsidiaries, Parent Bank will cause all such health plans to honor any expenses incurred by the employees of Company, Company Bank and Company Subsidiaries and their beneficiaries under similar plans of Company, Company Bank and Company Subsidiaries, in which such expenses apply, during the portion of the calendar year in which the Effective Time occurs.

(d)  Severance.  Except as otherwise provided in Section 5.12(a) with respect to individuals with employment agreements that provide for severance payments, in lieu of any other Company Entities severance plan payments, Company Entities employees who, by reason of the Bank Merger, become employees of Parent Bank or any other Subsidiary of Parent and are thereafter terminated other than for cause by such entity within 6 months following the Effective

Time, will be provided severance benefits by Parent Bank based on the severance policies currently in effect for Parent Bank as of the date of this Agreement.

(e)  Bonus Obligations and Payment.  Company Entities shall continue to make normal accruals on their books during 2003 for customary bonus payments to officers and employees of Company Entities and to pay such bonuses, not to exceed the amount of accruals, in accordance with past practices; provided, however, that any bonus accrued for executive officers of Company Entities during 2003 and otherwise payable in 2004 may be paid in 2003.  In the event that any customary bonus payments to Company Entities officers and employees would have been paid following the Effective Time, then Parent Bank shall make such payments to the extent of the accruals at the time, in the manner and subject to the practices and limitations that normally would have existed but for the Bank Merger.

5.13        Confidentiality; Non-Solicitation; Noncompetition.

(a)  Simultaneously with the execution of this Agreement, each of the executive officers of Company Entities listed in Section 5.13 of the Company Entities Disclosure Schedule to this Agreement, shall execute and deliver to Parent Bank agreements (the “Confidentiality and Nonsolicitation Agreements”) in the form of Exhibit E; and

(b)  Simultaneously with the execution and delivery of this Agreement, the non-employee directors of the Company shall execute and deliver to Parent Bank agreements (the “Noncompetition Agreements”) in the form of Exhibit F.

5.14        Indemnification and Insurance.

(a)  Parent agrees that it will indemnify and hold harmless each present and former director and officer of Company Entities against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring prior to the Effective Time to the fullest extent that Company would have been permitted under California law and its Articles of Incorporation and Bylaws and any indemnification agreements entered into by Company with such persons to indemnify such Person. Parent shall also advance expenses as incurred to the fullest extent that Company would have been permitted or required under California law and its Articles of Incorporation and Bylaws and such indemnification agreements, provided the person to whom expenses are advanced repays such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)  Parent shall use commercially reasonable efforts to purchase extended reporting period coverage for Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time. Parent shall advise Company whether such insurance will be provided not later than 15 business days prior to the Closing Date.  If Parent advises Company that such insurance cannot be obtained or does not provide confirmation of its ability to secure such coverage on or prior to such date, Company may obtain and pay for similar coverage for up to a period of six years following the Closing under its own D & O Insurance policies; provided, however, that if the cost thereof will exceed 3.0 times the last annual premiums paid by the Company for D & O Insurance prior to the date of purchase of such extended reporting period coverage, Company must obtain prior written consent of Parent Bank prior to obtaining such coverage, which consent shall not be unreasonably withheld.  “D&O Insurance” shall be understood to include Employment Practices Liability, Errors & Omissions, and Lender’s Liability.

(c)  The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the officers and directors of Company Entities, their heirs and their representatives.

5.15        Environmental Matters.

(a)  Company and Company Bank shall cooperate with Parent Bank so that Parent Bank may, within 10 business days of the date of this Agreement, commission the preparation of, at Parent’s Bank’s expense, a report of a phase one environmental investigation on all real property owned, leased or operated by Company, Company Bank or Company Subsidiaries as of the date hereof (but excluding property held in trust or in a fiduciary capacity and space in retail or similar establishments leased by Company, Company Bank or Company Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within 10 days after the acquisition or lease of any real property acquired or leased by Company, Company Bank or Company Subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by Company, Company Bank or Company Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property).

(b)  If in the reasonable opinion of Parent Bank, the phase one report with respect to any parcel of real property referred to above identifies a potential adverse environmental condition, Company and Company Bank shall also cooperate with Parent Bank so that Parent Bank may, within 10 business days of receipt of the phase one report and at Parent Bank’s expense, commission the preparation of a phase two investigation report on such designated parcels.  Parent Bank shall have 15 business days from the receipt of any such phase two investigation report to notify Company of any dissatisfaction with the contents of such report and Parent Bank’s belief that such adverse conditions, as identified in the phase two investigation report, will constitute a Material Adverse Effect. Parent Bank will provide Company copies of all environmental reports prepared pursuant to this Section 5.14 including phase two reports which it believes identifies conditions constituting a Material Adverse Effect. Parent Bank will use its best efforts to complete, within 90 days of execution of the Agreement, all the matters set forth in Section 5.15 including notification of conditions that constitute a Material Adverse Effect.

5.16        Intellectual Property.  To the extent provided by the laws governing the Bank Merger, the Company Entities Merger or the Stock Purchase and Assumption, from and after the Effective Time, Parent Bank shall possess all rights with respect to any and all trade names, trademarks, service marks, logos and other intellectual property used by Company, Company Bank or Company Subsidiaries including without limitation “Business Bancorp”, “Business Bank”, and “Business Banks on Us” or any variant thereof.

5.17        NYSE Listing.  Parent shall use its best efforts to cause, prior to the Closing Date, the shares of Parent Common Stock to be issued in the Bank Merger to be approved for listing on the NYSE, subject to official notice of issuance.

5.18        Taxes.  Parent and Company intend the transactions contemplated by this Agreement to qualify as one or more reorganizations within the meaning of Section 368(a) of the Code.  Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use its reasonable best efforts to cause such transactions to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause such transactions to fail to so qualify; and (iii) take the position for all purposes that the transactions so qualify.

5.19        Company Entities Merger and Stock Purchase and Assumption.  Each of Company and Company Bank and Parent and Parent Bank shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to cause the Company Entities Merger to occur immediately before the Bank Merger and the Stock Purchase and Assumption to occur immediately prior to the Company Entities Merger, and the parties further agree not to consummate the Company Entities Merger unless the Stock Purchase and Assumption has been consummated immediately prior to the Company Entities Merger and unless and until the Bank Merger can be consummated immediately after the Company Entities Merger.

ARTICLE VI
CONDITIONS

6.1          Conditions to the Obligations of Parent Bank and Parent.  Notwithstanding any other provision of this Agreement, the obligations of Parent Bank and Parent to consummate the Bank Merger are subject to the following conditions precedent (except as to those which Parent Bank may choose to waive in writing):

(a)  all of the representations and warranties made by Company Entities in this Agreement shall have been true and correct as of the date of this Agreement and as of the Company Entities Merger Effective Time as though made on and as of the Company Entities Merger Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this subsection shall be deemed to have been satisfied even if such representations or warranties (except for the representations and warranties contained in Sections 3.5 and 3.7(a)) are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to have, a Material Adverse Effect on Company; provided, further, that in determining, solely for purposes of this subsection, whether the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to have, a Material Adverse Effect on Company, any materiality exceptions contained in such representations and warranties shall not be considered;

(b)  Company Entities shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Effective Time;

(c)  since the date hereof, there has been no event, change or occurrence which, individually, or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Company;

(d)  no regulatory authority shall have imposed any non customary or unduly burdensome condition relating to the Bank Merger, the Company Entities Merger or the Stock Purchase and Assumption which would substantially deprive Parent Bank or Parent of the economic benefits of the Bank Merger, as determined in the reasonable judgment of Parent Bank or Parent;

(e)  as of the last day of the month immediately preceding the Closing Date (the “Measurement Date”), as recorded on its books, which shall be maintained in accordance with GAAP, Company shall have:  (i) total shareholders’ equity (“Shareholders’ Equity”) (excluding from Shareholders’ Equity the effect of any changes after June 30, 2003, related to accounting for the value of investment securities available for sale) of not less than $58,750,000 plus (A) an amount equal to the aggregate exercise price of Company Stock Options exercised from the date of this Agreement through the Measurement Date and (B) $500,000 per month for the period commencing on July 1, 2003 and continuing through the Measurement Date; provided that the calculation of the Company’s net income for purposes of determining its Shareholders’ Equity as of the Measurement Date shall exclude (1) up to a maximum of $600,000 in professional fees directly related to this Agreement, including, without limitation, for attorneys, accountants, financial advisors, investment bankers, experts and consultants, (2) all other costs directly related to this Agreement, including, without limitation, severance payments, filing fees, printing costs, costs for extended reporting period coverage for Company’s existing officers’ and directors’ liability insurance, and all amounts paid or accrued pursuant to the retention program to be put in place after the date hereof, and (3) any gain or loss related to the sale of any real estate, other than REO; (ii) an ALL of no less than $5,250,000; and (iii) an average daily balance of Core Deposits for the month in which the Measurement Date occurs of not less than $440,000,000; “Core Deposits” means total deposits less certificates of deposit of $100,000 or more;

(f)  Parent Bank shall have received a certificate signed by the Presidents and Chief Executive Officers of Company Entities, dated as of the Company Entities Merger Effective Time, certifying that based upon their best knowledge, the conditions set forth in Sections 6.1(a), (b), (c) and (e) hereof have been satisfied;

(g)  Parent Bank shall have received an opinion of Manatt, Phelps & Phillips, LLP, counsel to Parent and Parent Bank, dated the Closing Date, to the effect that the Bank Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Company Bank, Parent Bank and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code;

(h)  the Board of Directors of the Company shall have adopted resolutions terminating the Company Stock Option Plans and canceling any unexercised options thereunder pursuant to Section 1.4(k), and terminating the ESOP and 401(k) Plan pursuant to Section 5.12(b);;

(i)  each Company Entities executive officer listed in Section 5.13 of the Company Entities Disclosure Schedule shall have executed and delivered an agreement as required in Section 5.13(a) hereof;

(j)  each Company outside director shall have executed and delivered an agreement as required in Section 5.13(b) hereof;

(k)  Parent Bank shall have received all applicable permits, regulatory approvals and consents (including without limitation, if appropriate, approval or waiver by the DFI, the OCC, the FDIC, the FRB and the FSA) to consummate the Stock Purchase and Assumption, and all required waiting periods shall have expired;

(l)  the Company Rights issued pursuant to the Company Rights Agreement shall not have become nonredeemable, exercisable, exchangeable, distributed or triggered pursuant to the terms of such agreement, and neither Parent nor Parent Bank shall be deemed to be an “Acquiring Person” as such term is defined in the Company Rights Agreement;

(m)  The total number of shares of Company Common Stock outstanding plus the number of shares of Company Common Stock subject to issuance upon exercise of Company Stock Options immediately prior to the Company Entities Merger shall not have exceeded 4,626,460.

6.2  Conditions to the Obligations of Company Entities.  Notwithstanding any other provision of this Agreement, the obligations of Company Entities to consummate the Bank Merger and the Company Entities Merger are subject to the following conditions precedent (except as to those which Company Entities may choose to waive in writing):

(a)  all of the representations and warranties made by Parent Bank and Parent in this Agreement shall have been true and correct as of the date of this Agreement and as of the Company Entities Merger Effective Time as though made on and as of the Company Entities Merger Effective Time (except to the extent any such representation and warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this subsection shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to have, a Material Adverse Effect on Parent; provided, further, that in determining, solely for purposes of this subsection, whether the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be likely to have, a Material Adverse Effect on Parent, any materiality exceptions contained in such representations and warranties shall not be considered;

(b)  Parent Bank and Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Company Entities Merger Effective Time;

(c)  since the date hereof, there has been no event, change or occurrence which, individually, or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Parent;

(d)  Company Entities shall have received a certificate signed by a senior officer designated by the President and Chief Executive Officer of Parent Bank and Parent, dated as of the Company Entities Merger Effective Time, that based upon his best knowledge, the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied; and

(e)  Company Bank shall have received an opinion of Manatt, Phelps & Phillips, LLP, counsel to Parent Bank, dated the Closing Date, to the effect that the Bank Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Company Bank, Parent Bank and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code.

6.3  Conditions to the Obligations of the Parties.  Notwithstanding any other provision of this Agreement, the obligations of Parent Bank and Parent on the one hand, and Company and Company Bank on the other hand, to consummate the Bank Merger and the Company Entities Merger are subject to the following conditions precedent (except as to those which Parent Bank or Company, as the case may be, may choose to waive in writing):

(a)  no preliminary or permanent injunction or other order by any federal or state court shall have been issued and shall remain in effect and no change in statute, rule, regulation or order preventing the consummation of the Bank Merger and the Company Entities Merger shall have occurred and shall remain in effect;

(b) the parties shall have received all applicable permits, regulatory approvals and consents (including without limitation, if appropriate, approval or waiver by the DFI, the OCC, the FDIC, the FRB and the FSA) to consummate the Company Entities Merger and Bank Merger, and all required waiting periods shall have expired;

(c) the Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC;

(d) the Parent Common Stock to be issued to holders of Company Common Stock shall have been approved for listing on the NYSE subject to official notice of issuance; and

(e) this Agreement shall have been duly adopted by holders of Company Common Stock constituting the Required Vote.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)  By the mutual written consent of Parent Bank and Company;

(b)  By Parent Bank or Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) restraining, enjoining or prohibiting the Stock Purchase and Assumption, the Bank

Merger or the Company Entities Merger or denying any regulatory application the approval of which is a condition precedent to a party’s obligations hereunder;

(c)  By Parent Bank or Company before the date specified in 7.1(f) hereof, in the event that any of the conditions precedent to the obligations of the other party to the Bank Merger, the Company Entities Merger and the Stock Purchase and Assumption are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate);

(d)  By Parent Bank or Company at any time after Company shareholders fail to adopt this Agreement by the Required Vote at the Company Shareholders’ Meeting;

(e)  By Parent Bank or Company in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 6.1(a) or 6.1(b) in the case of Parent Bank, or Section 6.2(a) or 6.2(b) in the case of Company, and which breach cannot be or is not cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach;

(f)  By Parent Bank or Company after February 29, 2004, in the event the Bank Merger and the Company Entities Merger have not been consummated by such date (provided, however, that the right to terminate under this Section 7.1(f) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Bank Merger or the Company Entities Merger to occur on or before such date);

(g)  By Company if (i) Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of Company authorizes Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Company delivers to Parent written notice to that effect, setting forth the material terms and conditions of the Superior Proposal, indicating that it intends to enter into such an agreement and (iii) Parent does not make, within five business days of receipt of such notice, a proposal or offer that the Board of Directors of Company concludes in good faith (after consultation with Company’s financial advisor) is no less favorable, from a financial point of view, to the shareholders of Company as the Superior Proposal; provided, however, that such termination shall not be effective until Company has made payment to Parent of the amount required to be paid pursuant to Section 7.2(d).  A “Superior Proposal” means a written bona fide offer made by a third party to consummate an Acquisition Proposal that the Board of Directors of Company determines, in its good faith judgment (after consultation with Company’s counsel and financial advisor), (i) to be more favorable to Company shareholders than the transactions contemplated hereby and (ii) to be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal; or

(h)  By Company if the Average Closing Price is less than $32.00 or more than $55.00.

In the event a party elects to effect any termination pursuant to Section 7.1(b) through 7.1(g) above, it shall be required to give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by a majority vote of the members of its Board of Directors.

If Company elects to exercise its termination right pursuant to Section 7.1(h), it shall be required to give prompt written notice to Parent Bank within one business day after determination of the Average Closing Price and certify that such termination has been approved by a majority vote of the members of Company’s Board of Directors. If Company elects to terminate pursuant to Section 7.1(h) because the Average Closing Price is more than $55.00, for a period of one business day following the date on which Company’s notice of election to terminate is given, Parent Bank shall have the option, but not the obligation, to agree to increase the Exchange Ratio so that it shall mean 0.553220 of a share of Parent Common Stock.  If Parent Bank makes the election contemplated by the preceding sentence within such one business day period, it shall give prompt written notice to Company of such election, whereupon no termination shall have occurred pursuant to Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall have been so increased), and any references in this Agreement to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this paragraph.

If Company elects to terminate pursuant to Section 7.1(h) because the Average Closing Price is less than $32.00, for a period of one business day following the date on which Company’s notice of election to terminate is given, Parent Bank shall have the option, but not the obligation, to agree to increase the Exchange Ratio so that it shall mean the fraction of a share of Parent Common Stock equal to $26.7130 divided by the Average Closing Price.  If Parent Bank makes the election contemplated by the preceding sentence within such one business day period, it shall give prompt written notice to Company of such election, whereupon no termination shall have occurred pursuant to Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall have been so increased), and any references in this Agreement to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this paragraph.

7.2  Liabilities and Remedies; Liquidated Damages.

(a)  In the event of termination of this Agreement by either Parent Bank or Company, as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and no party shall have any further obligation or liability to any other party except (a) with respect to the agreements contained in the Confidentiality Agreement and in Sections 5.1(b), 5.4 and 7.2 hereof, which shall survive the termination of this Agreement; and (b) to the extent such termination results from a party’s material breach of any of its representations or warranties, or material failure in performance of any of its covenants, agreements or obligations, in which case the nonbreaching party shall be entitled to such remedies and relief against the breaching party as are available at law, except as otherwise provided in Sections 7.2(b), 7.2(c), 7.2(d) or 7.2(e) below.  Moreover, the nonbreaching party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching party.  Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Company Entities Merger and the Bank Merger.  To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(b)  In the event that (i) the Board of Directors of Company does not convene the Company Shareholders’ Meeting or the Board of Directors of Company fails to recommend adoption of this Agreement to Company shareholders or adversely alters or modifies or withdraws its favorable recommendation of this Agreement to Company shareholders, in each case other than in connection with an Acquisition Proposal, and (ii) this Agreement is not adopted by Company shareholders, and (A) neither Parent Bank nor Parent is, as of the date of such event, in material breach of this Agreement, (B) the conditions in Section 6.2(a) and (c) have otherwise been satisfied up to the date of termination and (C) the Board of Directors of Company has not determined in good faith based on the advice of counsel that the Bank Merger is not likely to be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Company Bank, Parent Bank and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code, then, within 2 business days of termination of this Agreement, subject to Parent Bank and Parent executing a waiver of their rights under Section 7.2(a) and having no pending action to enforce any right that they might have under Section 7.2(a) hereof, Company and Company Bank shall jointly and severally pay Parent Bank, in immediately available funds, $5,000,000 as agreed upon liquidated damages as the sole and exclusive remedy of Parent Bank and Parent under this Agreement.

(c)  In the event that (i) an Acquisition Proposal is made to Company or any Person shall have publicly announced an intention to make an Acquisition Proposal between the date hereof and the time of the Company Shareholders’ Meeting; and (ii) this Agreement is not adopted by Company shareholders and neither Parent Bank nor Parent was, as of the date of such action, in material breach of this Agreement; and (iii) a definitive agreement relating to a Control Transaction is executed by Company, Company Bank or Company Subsidiaries, or a Control Transaction is consummated, in either case within 12 months after the termination of this Agreement, then upon the consummation of such Control Transaction or the execution of a definitive agreement with respect thereto, whichever occurs first, and subject to Parent Bank and Parent executing a waiver of their rights under Section 7.2(a) and having no pending action to enforce any right that they might have under Section 7.2(a), Company and Company Bank shall jointly and severally pay Parent Bank, in immediately available funds, $5,000,000 as agreed upon liquidated damages as the sole and exclusive remedy of Parent Bank and Parent under this Agreement.  There shall be no duplication of remedy under this Section 7.2(c) and 7.2(b).  As used in this Agreement, a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, of a majority of the voting power of the outstanding securities of Company or Company Bank or all or substantially all of the assets of Company or Company Bank.

(d)  In the event that Company terminates this Agreement pursuant to Section 7.1(g), then, upon termination of this Agreement, and subject to Parent Bank and Parent executing a waiver of their rights under Section 7.2(a) and having no pending action to enforce any right they may have under Section 7.2(a), Company and Company Bank shall jointly and severally pay Parent Bank, in immediately available funds, $5,000,000 as agreed upon liquidated damages as the sole and exclusive remedy of Parent Bank and Parent under this Agreement.

(e)  In the event Company terminates this Agreement pursuant to Section 7.1(e) after (i) all of the conditions precedent to the consummation of the Bank Merger in Article VI have been satisfied or would be satisfied by the delivery of documents which are under control of Parent Bank and Parent Bank in material breach of this agreement refuses to consummate the Bank Merger, or (ii) Parent Bank otherwise willfully abandons the Bank Merger in material breach of this Agreement, then, in either case, and subject to Company and Company Bank executing a waiver of their rights under Section 7.2(a) and having no pending action to enforce any right they may have under Section 7.2(a), Parent and Parent Bank shall jointly and severally pay Company Bank, in immediately available funds, $5,000,000 as agreed upon liquidated damages as the sole and exclusive remedy of Company and Company Bank under this Agreement.

(f)  With respect to the liquidated damages provided in this Section, the parties hereto agree that it would be impracticable or extremely difficult to fix actual damages.

7.3  Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after adoption hereof by Company shareholders but, after such approval, no amendment shall be made which changes the form of consideration or the value of the consideration to be received by Company shareholders without the approval of Company shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  The parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement not inconsistent with the purposes hereof as may be required to effect or facilitate any regulatory approval or acceptance of the Bank Merger, the Company Entities Merger, or the Stock Purchase and Assumption or of this Agreement or to effect or facilitate any regulatory or governmental filing or recording required for the consummation of any of the transactions contemplated hereby.

7.4  Waiver.  Any term, provision or condition of this Agreement (other than the requirement of Company shareholder approval) may be waived in writing at any time by the party which is entitled to the benefits hereof.  Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time.  The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.  No investigation, review or audit by a party of another party prior to or after the date hereof shall stop or prevent such party from exercising any right hereunder or be deemed to be a waiver of any such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1  Survival.  All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time including, without limitation, Section 5.14) shall not survive the Effective Time.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

(a)                                  if to Parent Bank or Parent:

Union Bank of California, N.A.
400 California Street
San Francisco, CA  94104

Facsimile: (415) 765-2139

Attention:  D. Jeffrey Morrow
Senior Vice President

copy to:

Union Bank of California, N.A.
400 California Street
San Francisco, CA 94104

Facsimile: (415) 765-3391

Attention:  Morris W. Hirsch, Esq.
Senior Vice President & Deputy General Counsel

and a copy to:

Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA  90064
Facsimile: (310) 312-4224

Attention:  William T. Quicksilver, Esq.

(b)                                 if to Company Entities:

Business Bancorp
140 South Arrowhead Avenue
San Bernardino, CA  92408
Facsimile: (909) 281-1449

Attention:  Alan J. Lane
Chief Executive Officer

copy to:

King, Holmes, Paterno & Berliner LLP
1900 Ave Of The Stars 25FL
Los Angeles, CA 90067
Facsimile: (310) 282-8903

Attention:  Keith T. Holmes, Esq.

8.3  Applicable Law.  This Agreement shall be construed and interpreted according to the laws of the State of California without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

8.4  Headings, Etc.  The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5  Waiver of Right to Jury Trial.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE COMPANY ENTITIES MERGER, THE STOCK PURCHASE AND ASSUMPTION, THE BANK MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING BUT NOT LIMITED TO CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.6  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

8.7  Entire Agreement; Binding Effect; Non-Assignment; Counterparts.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement).  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or document will be construed against the party drafting such agreement or document.

8.8  Knowledge.  Wherever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any party or other person (including entities), such party or other person (including entities) shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

8.9  Permitted Disclosure Regarding Tax Matters.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (a) until the earlier of (i) the date of the public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of the public announcement of the transactions contemplated hereby, and (iii) the date of execution of an agreement to enter into the transactions contemplated hereby and (b) to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

8.10  Attorney’s Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.11  Third-Parties.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto, except as provided in Section 5.14(c).  As used in this Agreement, “parties” shall refer only to Parent, Parent Bank, Company and Company Bank.

The undersigned have caused this Agreement to be executed as of the day and year first above written.

UNIONBANCAL CORPORATION		UNION BANK OF CALIFORNIA, N.A.

By	/s/ D. Jeffrey Morrow	By	/s/ D. Jeffrey Morrow
	D. Jeffrey Morrow		D. Jeffrey Morrow
	Senior Vice President		Senior Vice President

BUSINESS BANCORP		BUSINESS BANK OF CALIFORNIA

By	/s/ Alan J. Lane	By	/s/ Charles O. Hall
	Alan J. Lane		Charles O. Hall
	Chief Executive Officer		Chief Executive Officer